UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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PENN VIRGINIA CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PENN VIRGINIA CORPORATION

Four Radnor Corporate Center

Suite 200

100 Matsonford Road

Radnor, Pennsylvania 19087

NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Penn Virginia Corporation (the “Company”) to be held at the Radnor Hotel, 591 E. Lancaster Avenue, St. David’s, Pennsylvania, on Thursday, May 7, 2015, at 10:00 a.m., prevailing time, to consider and act on the following matters:

1.	The election of six directors, each to serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified;

2.	The holding of an advisory vote on executive compensation;

3.	The approval of an amendment to our Articles of Incorporation increasing the number of authorized shares of common stock, par value $0.01 per share, from 128 million authorized shares to 228 million authorized shares;

4.	The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2015; and

5.	The transaction of such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 12, 2015 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment, postponement or continuation thereof.

A majority of the issued and outstanding shares of Common Stock of the Company must be represented at the meeting to constitute a quorum. Therefore, all shareholders are urged to attend the meeting or to be represented by proxy.

A copy of the Company’s Annual Report for the year ended December 31, 2014 is being mailed to shareholders together with this Notice.

Whether or not you plan to attend the Annual Meeting, please complete, date and sign the enclosed proxy card and return it promptly in the accompanying envelope or vote your proxy using the Internet. If you later find that you will be present at the meeting and wish to vote in person or for any other reason desire to revoke your proxy, you may revoke your proxy at any time before the voting at the Annual Meeting.

By Order of the Board of Directors

Nancy M. Snyder Corporate Secretary

Radnor, Pennsylvania

April [•], 2015

PENN VIRGINIA CORPORATION

PROXY STATEMENT

Annual Meeting of Shareholders

To Be Held on May 7, 2015

GENERAL INFORMATION

This Proxy Statement and the accompanying proxy card are being furnished to shareholders of Penn Virginia Corporation, which is referred to in this Proxy Statement as the “Company,” “we,” “us” or “our,” in connection with the solicitation by or on behalf of the Board of Directors of the Company, or the “Board,” of proxies to be voted at the Annual Meeting of Shareholders, or the “Annual Meeting,” to be held at 10:00 a.m., prevailing time, on Thursday, May 7, 2015 and at any adjournment, postponement or continuation thereof. The Annual Meeting will be held at the Radnor Hotel, 591 E. Lancaster Avenue, St. David’s, Pennsylvania. This Proxy Statement and the accompanying proxy card are first being mailed on or about April [•], 2015. Our principal executive offices are located at Four Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, Pennsylvania 19087.

Record Date and Voting Rights

Only holders of record of shares of our common stock at the close of business on March 12, 2015 will be entitled to vote at the Annual Meeting. On that date, there were outstanding 71,581,690 shares of our common stock, par value $0.01 per share.

Holders of our common stock will vote as a single class at the Annual Meeting. Each outstanding share will entitle the holder to one vote. All shares represented by properly executed and delivered proxies will be voted at the Annual Meeting. Holders of shares of our 6% Series A convertible perpetual preferred stock or 6% Series B convertible perpetual preferred stock will not be entitled to vote at the Annual Meeting.

Quorum and Adjournments

The presence, in person or by proxy, of shareholders holding a majority of the votes entitled to be cast on matters to be considered at the Annual Meeting constitutes a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes for all matters considered at the Annual Meeting. If a quorum is not present at the Annual Meeting, the holders of a majority of the shares of our common stock entitled to vote who are present or represented by proxy have the power to adjourn the Annual Meeting from time to time without notice, other than an announcement at the Annual Meeting of the time and place of the adjourned meeting, until a quorum is present. In addition, under our Bylaws, our Chairman has the power to adjourn the Annual Meeting for any reason from time to time without notice, other than an announcement of the time and place of the adjourned meeting, provided that a new record date is not set. At any such adjourned meeting at which a quorum is present, any business may be transacted that may have been transacted at the Annual Meeting.

Votes Required

Each director (Proposal No. 1) will be elected by a majority of the votes cast in the election for such director nominee. The advisory vote on our executive compensation (Proposal No. 2) is non-binding so no specific vote is required. Approval of the amendment to our Articles of Incorporation to increase the number of authorized shares of our common stock (Proposal No. 3) requires the affirmative vote of the holders of more than two-thirds of the outstanding shares of our common stock. Ratification of KPMG LLP, or “KPMG,” as our independent registered public accounting firm for the fiscal year ended December 31, 2015 (Proposal No.  4) requires the affirmative vote of at least a majority of the votes cast on the proposal at the Annual Meeting.

Broker Non-Votes and Abstentions

Brokers who hold shares in street name for customers are required to vote those shares as the customers instruct. Under the rules and regulations promulgated by the New York Stock Exchange, or the “NYSE,” and approved by the Securities and Exchange Commission, or the “SEC,” brokers are permitted to vote on “routine” matters even if they have not received voting instructions from their customers, but they are not permitted to vote on “non-routine” matters absent specific voting instructions from their customers. A “broker non-vote” occurs when a broker holds shares for a customer, which are present at the meeting, but lacks discretionary voting power with respect to a particular proposal because the customer has not given the broker instructions regarding how to vote those shares.

The election of directors (Proposal No. 1) and the advisory vote on executive compensation (Proposal No. 2) are considered non-routine matters under the rules and regulations promulgated by the NYSE and approved by the SEC. Consequently, brokers may not vote uninstructed shares on any of these proposals, and there may be broker non-votes on some or all of these proposals. The proposal to amend to our Articles of Incorporation to increase the number of authorized shares of our common stock (Proposal No. 3) and the ratification of KPMG as our independent registered public accounting firm for the fiscal year ended December 31, 2015 (Proposal No. 4) are considered routine matters under the rules and regulations promulgated by the NYSE and approved by the SEC. Consequently, brokers may vote uninstructed shares on these proposals, and we do not expect any broker non-votes on these proposals.

Abstentions and broker non-votes are treated as shares that are present for purposes of determining whether a quorum is present at the Annual Meeting. However, for purposes of determining whether a proposal is approved, abstentions and broker non-votes are tabulated separately. The effect of abstentions and broker non-votes depends on the vote required for a particular proposal. See the “Vote Required” section of each proposal in this Proxy Statement for a description of the effect of abstentions and broker non-votes on such proposal.

Shareholders of Record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use. You can also vote via the Internet. If you desire to vote via the Internet, instructions for using this service are provided on the proxy card. If you desire to vote by mail, you should mark your votes on the proxy card and date, sign and promptly return the proxy card in the accompanying envelope.

Beneficial Owners

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee, together with a voting instruction card. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the Annual Meeting. See “Broker Non-Votes and Abstentions” above.

Because a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker or other nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Voting in Person

Shares held in your name as the shareholder of record may be voted in person at the Annual Meeting. Shares held beneficially in a brokerage account or by another nominee may be voted in person only if you obtain a legal proxy from the broker or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions so that your vote will be counted if you later decide not to attend the Annual Meeting.

Default Voting

A proxy that is properly completed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and return a proxy, but do not indicate any contrary voting instructions, your shares will be voted “FOR” the election of the six nominees for the Board (Proposal No. 1), “FOR” the resolution relating to executive compensation (Proposal No. 2), “FOR” the amendment to our Articles of Incorporation to increase the number of authorized shares of our common stock (Proposal No. 3), “FOR” the ratification of KPMG as our independent registered public accounting firm for the fiscal year ended December 31, 2015 (Proposal No. 4) and in accordance with the discretion of the holders of the proxy with respect to any other business that may properly come before the Annual Meeting or any adjournment or postponement. If we propose to adjourn the Annual Meeting, proxy holders will vote all shares for which they have voting authority in favor of adjournment. The Board knows of no matters other than those stated in the Notice of Annual Meeting of Shareholders and described in this Proxy Statement to be presented for consideration at the Annual Meeting.

Revocation of Proxy

A shareholder executing and returning a proxy may revoke it at any time before it is exercised at the Annual Meeting by giving written notice of the revocation to our Corporate Secretary or by executing and delivering to our Corporate Secretary a later dated proxy. Attendance at the Annual Meeting will not be effective to revoke the proxy unless written notice of revocation has also been delivered to our Corporate Secretary before the proxy is exercised. If you hold your shares in a brokerage account or by other nominee and deliver voting instructions to the record holder of those shares, you may only revoke the voting of those shares in accordance with your instructions if such record holder revokes the original proxy as directed above and either resubmits a proxy reflecting your voting instructions or delivers to you a legal proxy giving you the right to vote the shares.

Written notices to us must be addressed to Penn Virginia Corporation, Attention: Corporate Secretary, Four Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, Pennsylvania 19087. No revocation by written notice will be effective unless such notice has been received by our Corporate Secretary prior to the day of the Annual Meeting or by the inspector of election at the Annual Meeting.

Proxy Solicitation

The expenses of solicitation of proxies, including the cost of preparing and mailing this Proxy Statement and the accompanying materials, will be paid by us. Such expenses may also include the charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy material to beneficial owners of shares. Some of our officers and employees may solicit proxies personally or by telephone, mail or other methods of communication and will not be compensated additionally therefor.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

Six directors have been nominated by the Board for election at the Annual Meeting, all of whom are current directors of the Company. Detailed information on each nominee is provided below. The nominees, if elected, will serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified. Although all nominees have consented to serve if elected, if any nominee should ultimately decline or be unable to serve, the Board will, if practicable, designate a substitute nominee, and the persons named in the accompanying proxy card will vote for each such substitute nominee. We have no reason to believe that any nominee will decline or be unable to serve.

Information Regarding Nominees for Election as Directors

The following table sets forth certain information regarding the nominees for election as directors:

Age, Business Experience, Other Directorships and Qualifications	Director of the Company Since

John U. Clarke, age 62

Mr. Clarke has been a Partner with Turnbridge Capital, LLC, an energy-focused private equity investment firm, since May 2011. He has also served as President of Concept Capital Group, Inc., a financial and strategic consulting firm founded by him in 1995, since November 2009, a position he also held from 2001 to 2004 and from 1995 to 1996. From 2004 until its sale in November 2009, Mr. Clarke served as Chairman and Chief Executive Officer of NATCO Group Inc., an oil services company. Previously, Mr. Clarke served as Managing Director of SCF Partners, a private equity investment firm (2000 to 2001), Executive Vice President and Chief Financial Officer of Dynegy, Inc., an energy trading company (1997 to 2000), Managing Director of Simmons & Co. International, an energy investment banking firm (1996 to 1997), and Executive Vice President and Chief Financial and Administrative Officer of Cabot Oil & Gas Corporation, an oil and gas exploration and production company, or “Cabot” (1993 to 1995). He was employed by Transco Energy Company, an interstate pipeline company, from 1981 to 1993, last serving as Senior Vice President and Chief Financial Officer, and by Tenneco Inc., an interstate pipeline company, from 1977 to 1981 in the finance department.

In the last five years, Mr. Clarke has also served on the board of directors of Tesco Corporation (August 2011 to September 2013).

Mr. Clarke has served for over 30 years as a director or executive officer at numerous companies engaged in several businesses in or related to the energy industry. In his various capacities, Mr. Clarke has provided these companies with strategic, financial and operational oversight and leadership. This experience allows him to provide guidance to the Board on a wide spectrum of strategic, financial and operational matters and effectively chair the Compensation and Benefits Committee.

2009 (1)(2)(3)

Age, Business Experience, Other Directorships and Qualifications	Director of the Company Since

Edward B. Cloues, II, age 67

Mr. Cloues has served as the non-executive Chairman of the Board of the Company since May 2011. He also serves as the non-executive Chairman of the Board of AMREP Corporation (director since September 1994 and Chairman since January 1996) and on the board of directors of Hillenbrand, Inc. (since April 2010). Mr. Cloues served as a director (since January 2003) and as the non-executive Chairman of the Board (since July 2011) of PVR GP, LLC, the general partner of PVR Partners, L.P., until its sale in March 2014.

Mr. Cloues served as Chairman of the Board and Chief Executive Officer of K-Tron International, Inc., a provider of material handling equipment and systems, from January 1998 until its sale in April 2010, and was a director of that company from July 1985 to April 2010. Prior to joining K-Tron International, Inc. as its Chairman of the Board and Chief Executive Officer, Mr. Cloues was a Partner at Morgan, Lewis & Bockius LLP, a global law firm, from October 1979 to January 1998.

As a former law firm partner specializing in business law matters, the former Chairman of the Board and Chief Executive Officer of K-Tron International, Inc. and a director of multiple public companies, Mr. Cloues has extensive leadership experience and familiarity with complex mergers and acquisitions and other transactions, as well as considerable background in financial, strategic, corporate governance and executive compensation matters.

2001 (1)

Steven W. Krablin, age 64

Mr. Krablin served as President, Chief Executive Officer and Chairman of the Board of T-3 Energy Services, Inc., a provider of a broad range of oilfield products and services used in the drilling and completion of new oil and gas wells, the workover of existing wells and the production and transportation of oil and gas, from March 2009 until its sale in January 2011. He was a private investor from April 2005 to March 2009. From January 1996 to his retirement in April 2005, Mr. Krablin served as Senior Vice President and Chief Financial Officer of National-Oilwell, Inc., a manufacturer and distributor of oil and gas drilling equipment and other oilfield products. From 1986 to 1996, Mr. Krablin was employed by Enterra Corporation, a provider of rental and fishing tools to the oil and gas industry, last serving as Vice President and Chief Financial Officer.

Mr. Krablin currently serves on the boards of directors of Chart Industries, Inc. (since July 2006) and Hornbeck Offshore Services, Inc. (since August 2005). He also previously served as our director from December 2004 to March 2009.

Mr. Krablin has extensive energy industry experience, having served as the chief executive officer of an oilfield products company and as the chief financial officer of several oil and gas equipment companies. The Board utilizes this experience when considering a broad range of financial and operational matters. In addition, Mr. Krablin also previously served as our director for over five years. Mr. Krablin’s knowledge of our history, our operations and our personnel assists him in providing valuable guidance to the Board.

2010 (1)(2)(3)

Age, Business Experience, Other Directorships and Qualifications	Director of the Company Since

Marsha R. Perelman, age 64

Ms. Perelman has served as Chief Executive Officer of Woodforde Management, Inc., a holding company founded by her, since 1993. From 1983 to 1990, Ms. Perelman served as President of Clearfield Ohio Holdings, Inc., a gas gathering and distribution company co-founded by her, and as Vice President of Clearfield Energy, Inc., a crude oil gathering and distribution company co-founded by her.

Ms. Perelman served on the board of directors of PVR GP, LLC, the general partner of PVR Partners, L.P., from May 2005 until its sale in March 2014.

Ms. Perelman’s background in the energy and other industries has enabled her to contribute significantly to our strategic direction. In addition, Ms. Perelman’s professional and personal contacts have helped the Nominating and Governance Committee identify and recruit director candidates.

1998 (1)(3)

H. Baird Whitehead, age 64

Mr. Whitehead has served as our Chief Executive Officer since May 2011, as our President since February 2011 and as President of Penn Virginia Oil & Gas Corporation since January 2001. He also served as our Chief Operating Officer from February 2009 to May 2011 and as our Executive Vice President from January 2001 to February 2011. Prior to joining the Company, Mr. Whitehead served in various positions with Cabot . From 1998 to 2001, Mr. Whitehead served as Senior Vice President during which time he oversaw Cabot’s drilling, production and exploration activity in the Appalachian, Rocky Mountain, Mid-Continent and Texas and Louisiana Gulf Coast areas. From 1992 to 1998, Mr. Whitehead served as Vice President and Regional Manager of Cabot’s Appalachian business. From 1989 to 1992, Mr. Whitehead served as Vice President and Regional Manager of Cabot’s Anadarko business unit.

Mr. Whitehead has served in senior management positions with oil and gas exploration and production companies for over 20 years. His broad experience in the exploration and production industry and detailed knowledge of our operations lends critical support to the Board’s decision making process.

2011

Gary K. Wright, age 70

Mr. Wright has acted as an independent consultant since 2004. From 2003 to 2004, he served as President of LNB Energy Advisors, a provider of bank credit facilities and strategic advice to small to mid-sized oil and gas producers. From 2001 to 2003, Mr. Wright was an independent consultant to the energy industry. From 1992 to 2001, Mr. Wright served in various capacities with the Global Oil and Gas Group of Chase Manhattan Bank, including as North American Credit Deputy from 1998 to 2001 and as Managing Director and Senior Client Manager in the Southwest from 1992 to 1998. Prior to joining Chase Manhattan Bank, Mr. Wright served as Manager of the Chemical Bank Worldwide Energy Group (1990 to 1992), as Manager of Corporate Banking with Texas Commerce Bank (1987 to 1990) and as Manager of the Energy Group of Texas Commerce Bank (1982 to 1990).

Mr. Wright has broad experience providing financial and strategic advice to oil and gas producers and other companies in the energy business. The Board draws on this experience when it considers financial and economic analyses related to financing and other transactions. In addition, Mr. Wright’s financial expertise assists him in effectively chairing the Audit Committee.

2003 (1)(2)(3)

(1)	Member of the Nominating and Governance Committee
(2)	Member of the Compensation and Benefits Committee
(3)	Member of the Audit Committee

Vote Required

Under our bylaws, each director is elected by the vote of a majority of the votes cast at the Annual Meeting, provided that if the number of director nominees at such meeting exceeds the number of directors to be elected, the directors shall be elected by a plurality of the votes cast. Because the number of director nominees equals the number of directors to be elected at the Annual Meeting, to be elected, each director must receive a majority of the votes cast. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of shares voted “against” that director. Abstentions and broker non-votes will not be included in determining the number of votes cast in the election of directors and will not have any effect on the outcome of voting on director elections. Cumulative voting rights do not exist with respect to the election of directors. Pursuant to our Corporate Governance Principles, any director nominee who does not receive a majority of the votes cast at the Annual Meeting must tender his or her resignation to the Board for its consideration promptly following certification of the election results. The Board will consider all factors it deems relevant to our best interests, make a determination as to whether to accept or reject such resignation and publicly disclose its decision and rationale within 90 days after certification of the election results. Any director who tenders his or her resignation will not participate in the Board’s action regarding whether to accept or reject the resignation.

Board Recommendation

The Board recommends that our shareholders vote FOR the election of the six nominees.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background

In accordance with the requirements of Section 14A of the Exchange Act (which Section 14A was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010), and the related rules of the SEC, we are providing our shareholders with the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers, or our “NEOs,” as disclosed in this Proxy Statement. This advisory vote, commonly known as a “say-on-pay” vote, gives our shareholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement.

We invite you to review carefully the “Executive Compensation” section of this Proxy Statement beginning on page 17, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion. As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation program is designed to attract, retain and develop employees with the appropriate experience, motivation and skills to grow an oil and natural gas exploration and production company that operates safely in an environmentally conscious and a cost and time efficient manner and has the ability to react to economic and other developments in a cyclical and volatile industry. We believe that our executive compensation program fulfills these objectives.

We are asking our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

Vote Required

The vote is advisory, and it will not be binding on the Board or the C&B Committee. Accordingly, neither the Board nor the C&B Committee will be required to take any action as a result of the outcome of the vote on this proposal. However, the Board and the C&B Committee value the opinions of our shareholders, and the C&B Committee will carefully consider the outcome of the vote when making future executive compensation decisions for our NEOs.

Notwithstanding the advisory nature of this vote, the foregoing resolution will be deemed approved, on an advisory basis, with the affirmative vote of the majority of the votes cast on the proposal at the Annual Meeting. Abstentions and broker non-votes will not be included in determining the number of votes cast and, therefore, will not have any effect on the outcome of the vote.

Board Recommendation

The Board recommends that our shareholders vote FOR the approval of the resolution set forth in this proposal relating to the compensation of our NEOs as disclosed in this Proxy Statement.

PROPOSAL NO. 3

APPROVAL OF AN AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION

(Authorized Shares)

General

On February 12, 2015, the Board approved, subject to shareholder approval, an amendment to our Articles of Incorporation to increase the number of authorized shares of our common stock from 128 million to 228 million and directed that the amendment be submitted to a vote of the Company’s shareholders at the Annual Meeting. To affect such increase, paragraph one of Article 6 of our Articles of Incorporation would be amended and restated to read in its entirety as follows:

6.	The aggregate number of shares which the corporation has authority to issue is 228,100,000 shares, divided into two classes consisting of 100,000 shares of Preferred Stock of the par value of $100 per share (hereinafter called “Preferred Stock”) and 228,000,000 shares of Common Stock of the par value of $0.01 per share (hereinafter called “Common Stock”).

The Board has determined that the amendment is in the best interest of the Company and our shareholders and recommends approval by our shareholders.

Outstanding and Reserved Shares

The authorized capital stock of the Company currently consists of 128 million shares of common stock, par value $0.01 per share, and 100,000 shares of preferred stock, par value $100 per share. The number of shares of our common stock outstanding as of March 12, 2015 was 71,581,690. Allowing for the number of shares of our common stock outstanding as well as those reserved for future issuance, only approximately 18.3 million authorized shares of our common stock remain freely available for issuance. The table set forth below shows the uses of our currently authorized shares of common stock:

Use	Shares
Issued and outstanding shares	71,581,690
Shares reserved for issuance under our 6% Series A convertible perpetual preferred stock	13,241,083
Shares reserved for issuance under our 6% Series B convertible perpetual preferred stock	17,718,025
Shares reserved for issuance under outstanding equity awards	4,251,533
Shares reserved for future issuance under our equity compensation plans	2,929,041
Available shares	18,278,628

Total authorized shares	128,000,000

As demonstrated in the table above, over 85% of our authorized shares of common stock are either issued or reserved for issuance. The Board has determined that the number of unreserved shares of our common stock currently available for issuance is not sufficient to provide for our needs. As discussed more fully below, an increase in the authorized shares available for issuance would give us greater flexibility to respond to future business needs without the expense and delay of a special meeting of our shareholders.

Purpose of Amendment and Use of Shares

We do not have any immediate plans to issue any shares of our common stock other than those currently reserved for issuance. However, as shown above, we have only a small number of authorized but unissued shares that would be available for future issuance in the event that such plans arise. At $7.03 per share, the closing price of our common stock on March 12, 2015, the record date for the Annual Meeting, we would have available for issuance only approximately $128.5 million worth of our common stock. The Board and management believe that additional shares of our common stock should be authorized for issuance to provide the flexibility to issue our common stock for proper corporate purposes. Such purposes could include securing additional financing for working capital or capital expenditures, effecting mergers or acquisitions of other businesses or properties, entering into strategic joint ventures, paying stock dividends or providing incentives through shareholder-approved equity-based incentive plans. The Board believes that increasing the number of shares of our common stock available for future issuance will enable us to take advantage of favorable opportunities without the delay and expense associated with holding a special meeting of our shareholders at the time such additional shares may be needed.

Effect of Amendment

As of March 12, 2015, there were 7,945 shares of our 6% Series A convertible perpetual preferred stock and 6% Series B Convertible Perpetual Preferred Stock outstanding and 32,500 shares of our 6% Series B convertible perpetual preferred stock outstanding. The amendment will have no effect on the number of shares of preferred stock we are authorized to issue. The additional shares of common stock for which authorization is sought would be identical to the shares of our common stock now authorized. The holders of our common stock do not currently have preemptive rights to subscribe for any of our securities and will not have any such rights to subscribe for the additional shares proposed to be authorized. If the amendment is approved by the required vote of our shareholders, it will become effective upon the filing of a Certificate of Amendment with the Secretary of the Commonwealth of the Commonwealth of Virginia.

If the amendment is approved, the increase in our authorized shares will not, by itself, have any effect on the rights of holders of presently issued and outstanding shares of our common stock. However, the actual issuance of additional shares of our common stock in the future may have a dilutive effect on earnings per share and on the equity and voting rights of the present holders of our common stock.

Authorized but unissued shares of our common stock could be used by the Board to make a change in control of the Company more difficult, even if our shareholders viewed such change in control as favorable to their interests. Under certain circumstances, such shares could be used to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of the Company. Such shares could be privately placed with purchasers who might side with the Board in opposing a hostile takeover bid. Notwithstanding the foregoing, we are not aware of any effort to accumulate our common stock or obtain control of the Company by a tender offer, proxy contest or otherwise, and we have no present intention to use the increased number of available shares for any anti-takeover purposes. We do not have a shareholder rights plan.

Vote Required

Approval of the amendment of our Articles of Incorporation will require the affirmative vote of the holders of more than two-thirds of the outstanding shares of our common stock. Because the proposal requires the vote of outstanding shares, as opposed to votes cast, abstentions and broker non-votes will have the effect of a negative vote on the proposal.

Board Recommendation

The Board unanimously approved the amendment of our Articles of Incorporation, subject to shareholder approval, and has determined that the amendment is advisable and in the best interests of the Company and our shareholders. The Board recommends that our shareholders vote FOR the proposed amendment.

PROPOSAL NO. 4

RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee of the Board has appointed KPMG LLP, or “KPMG,” as the independent registered public accounting firm to audit our consolidated financial statements as of and for the fiscal year ending December 31, 2015, and our internal controls over financial reporting as of December 31, 2015. KPMG has served as our independent registered public accounting firm since 2002. A representative of KPMG is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and to be available to respond to appropriate questions.

Vote Required

The submission of this matter for approval by shareholders is not legally required; however, the Board and Audit Committee believe that such submission is consistent with best practices in corporate governance and is an opportunity for shareholders to provide direct feedback to the Board and Audit Committee on an important issue of corporate governance. If the appointment is not ratified, the Audit Committee will consider whether it should select another independent registered public accounting firm, although the results of the vote are not binding on the Audit Committee.

Ratification of the appointment of KPMG as our registered independent public accounting firm for the fiscal year ended December 31, 2015 will require the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting. Abstentions and broker non-votes will not be included in determining the number of votes cast and, therefore, will not have any effect on the outcome of the vote.

Board Recommendation

The Board recommends that our shareholders vote FOR the ratification of KPMG as our registered independent public accounting firm for the fiscal year ended December 31, 2015.

CORPORATE GOVERNANCE

Role of the Board

Our business is managed under the direction of the Board. The Board has adopted Corporate Governance Principles describing its duties. A copy of our Corporate Governance Principles is available at the “Corporate Governance” section of our website, http://www.pennvirginia.com. The Board meets regularly to review significant developments affecting the Company and to act on matters requiring Board approval. The Board held 12 meetings in 2014. During 2014, each director attended at least 75% of the aggregate of all meetings of the Board and committees of the Board on which he or she served. Our policy as set forth in our Corporate Governance Principals is for all directors to attend shareholder meetings. All of the directors serving on the Board attended our 2014 Annual Meeting of Shareholders.

Director Independence

The Nominating and Governance Committee of the Board has determined that Messrs. Clarke, Cloues, Krablin and Wright and Ms. Perelman are “independent directors,” as defined by NYSE Listing Standards and SEC rules and regulations. We refer to those directors as “Independent Directors.” The Board has determined that none of the Independent Directors has any direct or indirect material relationship with us other than as a director of us.

Executive Sessions and Meetings of Independent Directors; Communications with the Board

Our Independent Directors meet in executive sessions without management during regularly scheduled Board meetings and may do so, if appropriate, during Board meetings which are scheduled on an as needed basis. Edward B. Cloues, II, Chairman of the Board and an Independent Director, presides over executive sessions. Shareholders and other interested parties may communicate any concerns they have regarding us by contacting Mr. Cloues in writing at c/o Corporate Secretary, Penn Virginia Corporation, Four Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, Pennsylvania 19087.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics as its “code of ethics” as defined in Item 406 of Regulation S-K, which applies to all of our directors, officers, employees and consultants, including our Chief Executive Officer, or our “CEO,” Chief Financial Officer, or our “CFO,” principal accounting officer or controller or persons performing similar functions. A copy of our Code of Business Conduct and Ethics is available at the “Corporate Governance” section of our website, http://www.pennvirginia.com. We intend to satisfy the disclosure requirement for any future amendments to, or waivers of, our Code of Business Conduct and Ethics by posting such information on our website.

Policies and Procedures Regarding Transactions with Related Persons

Under our Corporate Governance Principles, all directors must recuse themselves from any decision affecting their personal, business or professional interests. In addition, as a general matter, our practice is that any transaction with a related person is approved by disinterested directors. Our General Counsel advises the Board as to which transactions, if any, involve related persons and which directors are prohibited from voting on a particular transaction. We have not entered into any transaction with a related person within the scope of Item 404(a) of Regulation S-K since January 1, 2014.

Board Leadership Structure and Risk Oversight

We have had separate Chairmen of the Board and CEOs since 1996. We believe that this Board leadership structure has been and continues to be the best for us and our shareholders. As the oversight responsibility of directors continues to grow, we believe that it is most prudent to have an independent chairman whose primary service to us is Board leadership and a CEO who can focus all of his time on overseeing our management and day-to-day business.

The Board has five Independent Directors, including our Chairman. A number of our Independent Directors are currently serving or have served as directors or members of senior management of other public companies. We also have three board committees comprised solely of Independent Directors, each with a different Independent Director serving as chairman of the committee. See “—Committees of the Board.” We believe that having five experienced Independent Directors and strong committees contributes to the leadership of the Board.

The Audit Committee is primarily responsible for overseeing our risk management processes on behalf of the full Board. The Audit Committee receives reports from management at least quarterly regarding our assessment of risks and reports regularly to the full Board, which also considers our risk profile. The Audit Committee and the full Board focus on and discuss with management the most significant risks facing us and our general risk management strategy, and also seek to ensure that risks undertaken by us are consistent with the Board’s view of risk. In addition to the formal processes, the Board and the Audit Committee encourage management to promote a corporate culture that understands risk management and incorporates it into overall corporate strategy and day-to-day business operations.

Committees of the Board

The Board has a Nominating and Governance Committee, a Compensation and Benefits Committee and an Audit Committee. Each of the Board’s committees acts under a written charter, which was adopted and approved by the Board. Copies of the committees’ charters are available at the “Corporate Governance” section of our website, http://www.pennvirginia.com.

Nominating and Governance Committee. All of the Independent Directors are members of the Nominating and Governance Committee. The Nominating and Governance Committee (i) seeks, identifies and evaluates individuals who are qualified to become members of the Board, (ii) recommends to the Board candidates to fill vacancies on the Board, as such vacancies occur and (iii) recommends to the Board the slate of nominees for election as directors by our shareholders at each Annual Meeting of Shareholders. The Committee will consider nominees recommended by shareholders. Shareholder recommendations for director nominees will receive the same consideration by the Board’s Nominating and Governance Committee that other nominations receive. See “Miscellaneous—Shareholder Proposals” and “Miscellaneous—Director Nominations” for a description of the procedures to be followed in making such a recommendation. The Committee recommends individuals as director nominees based on professional, business and industry experience, ability to contribute to some aspect of our business and willingness to commit the time and effort required of a director. The Committee may also consider whether and how a director candidate’s views, experience, skill, education or other attributes may contribute to the Board’s diversity. While the Committee does not require that each individual director candidate contribute to the Board’s diversity, the Committee in general strives, and has succeeded, to ensure that the Board, as a group, is comprised of individuals with diverse backgrounds and experience conducive to understanding and being able to contribute to all financial, operational, strategic and other aspects of our business. Director nominees must possess good judgment, strength of character, a reputation for integrity and personal and professional ethics and an ability to think independently while contributing to a group process. The Committee also recommends to the Board the individual to serve as Chairman of the Board. Additionally, the Committee assists the Board in implementing our Corporate Governance Principles, our non-employee director stock ownership guidelines and our executive officer stock ownership guidelines, confirms that the Compensation and Benefits Committee evaluates senior management, oversees Board self-evaluation through an annual review of Board and committee performance and assists the Independent Directors in establishing succession policies in the event of an emergency or retirement of our CEO. The Committee may obtain advice and assistance from outside director search firms as it deems necessary to carry out its duties. The Nominating and Governance Committee met once in 2014.

Compensation and Benefits Committee. Messrs. Clarke, Krablin and Wright are the members of the Compensation and Benefits Committee, and each is an Independent Director. The Compensation and Benefits Committee is responsible for determining the compensation of our executive officers. The Committee reviews and discusses with management the information contained in this Proxy Statement under the heading “Compensation Discussion and Analysis” and recommends that such information be included herein. The Committee also periodically reviews and makes recommendations or decisions regarding our incentive compensation and equity-based plans, provides oversight with respect to our other employee benefit plans and reports its decisions and recommendations with respect to such plans to the Board. The Committee also reviews and makes recommendations to the Board regarding our director compensation policy. The Committee may obtain advice and assistance from outside compensation consultants and other advisors as it deems necessary to carry out its duties. The Compensation and Benefits Committee met six times in 2014.

Audit Committee. Messrs. Clarke, Krablin and Wright and Ms. Perelman are the members of the Audit Committee, and each is an Independent Director. Each of Messrs. Clarke, Krablin and Wright is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. Mr. Cloues, the Chairman of the Board, also qualifies as an audit committee financial expert. The Audit Committee is responsible for the appointment, compensation, evaluation and termination of our independent registered public accounting firm, and oversees the work, internal quality-control procedures and independence of our independent registered public accounting firm. The Committee discusses with management and our independent registered public accounting firm our annual audited and quarterly unaudited financial statements and recommends to the Board that our annual audited financial statements be included in our Annual Report on Form 10-K. The Committee also discusses with management earnings press releases and guidance provided to analysts. The Committee appoints, replaces, dismisses and, after consulting with management, approves the compensation of our outside internal audit firm. The Committee also provides oversight with respect to business risk matters, compliance with ethics policies and compliance with legal and regulatory requirements. The Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, auditing and other matters and the confidential anonymous submission by employees of concerns regarding questionable accounting, auditing and other matters. The Committee may obtain advice and assistance from outside legal, accounting or other advisors as it deems necessary to carry out its duties. The Audit Committee met eight times in 2014.

Compensation of Directors

The following table sets forth the aggregate compensation paid to our non-employee directors during 2014:

2014 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)		All Other Compensation ($) (2)	Total ($)
John U. Clarke	88,000	120,000	(3)	0	208,000
Edward B. Cloues, II	168,000	120,000	(4)	5,000	293,000
Steven W. Krablin	68,000	120,000	(5)	0	188,000
Marsha R. Perelman	74,000	120,000	(6)	5,000	199,000
Gary K. Wright	88,000	120,000	(7)	2,500	210,500

(1)	Represents the aggregate grant date fair value of shares of common stock and deferred common stock units granted to our non-employee directors. These amounts were computed in accordance with FASB ASC Topic 718 and were based on the NYSE closing prices of our common stock on the dates of grant. See Note 14 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2014.
(2)

Represents amounts paid by us as matching contributions under our Matching Gifts Program, which we sponsor for our directors, officers and employees to encourage financial support of educational institutions and civic, cultural and medical or science organizations. Under the program, we will match gifts on a three-for-one basis for the first $100 given in a calendar year to an eligible charity and on a one-for-one basis for any additional contributions made to the same charity. The minimum gift which will be matched is $10. The total annual matching dollars to all charities is limited to $5,000 per director. The program is available to directors for so long as they are directors of ours. We may suspend, change, revoke or terminate the program at any time.
(3)	As of December 31, 2014, Mr. Clarke had 56,273 deferred common stock units outstanding.
(4)	As of December 31, 2014, Mr. Cloues had 55,390 deferred common stock units outstanding.
(5)	As of December 31, 2014, Mr. Krablin had 24,644 deferred common stock units outstanding.
(6)	As of December 31, 2014, Ms. Perelman had 35,202 deferred common stock units outstanding and 470 shares held in her directors’ deferred compensation account.
(7)	As of December 31, 2014, Mr. Wright had 80,124 deferred common stock units outstanding and 1,176 shares held in his directors’ deferred compensation account.

Our director compensation policy provides as follows:

In 2014, each non-employee director received an annual retainer of $180,000, consisting of $60,000 of cash and $120,000 worth of equity. The Chairman of the Board received an additional annual cash retainer of $100,000. The Chairman of the Audit Committee received an annual cash retainer of $20,000, the Chairman of the Compensation and Benefits Committee received an annual cash retainer of $20,000 and the Chairman of the Nominating and Governance Committee received an annual cash retainer of $6,000. All annual retainers are payable on a quarterly basis in arrears. In addition to annual retainers, each non-employee director received $2,000 cash for each in person Board meeting he or she attended (whether in person or by telephone).

Directors may elect to take their equity compensation in shares of our common stock or deferred common stock units, or a combination thereof. The actual number of deferred common stock units awarded in any given year is based upon the NYSE closing price of our common stock on the dates on which such awards are granted. Each deferred common stock unit represents one share of our common stock, which vests immediately upon issuance and is distributed to the holder upon termination or retirement from the Board. Directors are restricted from selling such shares until six months after such termination or retirement.

Directors appointed during a year, or who cease to be directors during a year, receive a pro rata portion of cash and deferred common stock units. Directors, including the Chairman of the Board, may elect to receive any cash payments in common stock or deferred common stock units.

Non-Employee Director Stock Ownership Guidelines

We have stock ownership guidelines for our non-employee directors, which require our non-employee directors to own shares of our common stock having a value equal to four times the annual cash retainer payable by us for serving on the Board. As of December 31, 2014, all of our non-employee directors were in compliance with these requirements.

Non-Employee Directors Deferred Compensation Plan

Until 2011, the Penn Virginia Corporation Amended and Restated Non-Employee Directors Deferred Compensation Plan permitted our non-employee directors to defer the receipt of any or all cash and shares of our common stock they received as compensation. All deferrals, and any distributions with respect to deferred shares of our common stock, were credited to a deferred compensation account, the cash portion of which is credited quarterly with interest calculated at the prime rate. Our non-employee directors are fully vested at all times in any cash or deferred shares of common stock credited to their deferred compensation accounts. Amounts held in a non-employee director’s deferred compensation account will be distributed to the director on the January 1st following the earlier to occur of the director reaching age 70 or the retirement, resignation or removal of the director from the Board. Upon the death of a non-employee director, all amounts held in the deferred compensation account of the non-employee director will be distributed to the director’s estate.

On May 4, 2011, we amended the plan to freeze it as to participation such that no future appointed non-employee directors will be eligible to participate in the plan and no existing non-employee directors will be eligible to elect further fee deferrals or share grant deferrals under the plan.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Unless otherwise indicated, the following table sets forth, as of March 12, 2015, the amount and percentage of our outstanding shares of common stock beneficially owned by (i) each person known by us to own beneficially more than 5% of our outstanding shares of common stock, (ii) each director and nominee for director, (iii) each executive officer named in the Summary Compensation Table under the heading “Executive Compensation—Summary Compensation Table” and (iv) all of our directors and executive officers as a group:

Name of Beneficial Owners	Shares Beneficially Owned (1)		Percent of Class (2)
5% Holders (3):
JVL Advisors, LLC 10000 Memorial Drive, Suite 550 Houston, TX 77024	8,364,998		11.7%

BlackRock, Inc. 55 East 52nd Street New York, NY 10022	6,922,493		9.7%

Soros Fund Management LLC 888 Seventh Avenue, 33rd Floor New York, NY 10106	6,003,509		8.4%

Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	5,716,353		8.0%

The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	4,741,289		6.6%

Franklin Resources, Inc. (4) One Franklin Parkway San Mateo, CA 94403-1906	4,633,945		6.1%

Nokomis Capital, L.L.C. (5) 2305 Cedar Springs Road, Suite 420 Dallas, TX 75201	4,315,063		6.0%

LionEye Capital Management LLC 152 West 57th Street, 10th Floor New York, NY 10019	3,990,980		5.6%

Directors:
John U. Clarke	128,877	(6)	—
Edward B. Cloues, II	132,022	(7)	—
Steven W. Krablin	70,167	(8)	—
Marsha R. Perelman	158,886	(9)	—
H. Baird Whitehead	737,598	(10)	1.0%
Gary K. Wright	81,900	(11)	—

Executive Officers:
Steven A. Hartman	308,200	(12)
John A. Brooks	291,817	(13)	—
Nancy M. Snyder	398,284	(14)	—
All directors and executive officers as a group (9 persons)	2,314,360	(15)	3.2%

(1)	Unless otherwise indicated, all shares are owned directly by the named holder and such holder has sole power to vote and dispose of such shares. Shares owned by directors and executive officers include all options that are exercisable by the named holder and all restricted stock units payable to the named holder prior to May 12, 2015.
(2)	Based on 71,581,690 shares of our common stock issued and outstanding on March 12, 2015. Unless otherwise indicated, beneficial ownership is less than 1% of our common stock.
(3)	All such information is based on information furnished to us by the respective shareholders or contained in filings submitted to the SEC, such as Schedules 13D and 13G.
(4)	Reflects shares of our common stock issuable upon conversion of our preferred stock.
(5)	Includes 654,204 shares of our common stock issuable upon conversion of our preferred stock and 9,300 shares of our common stock issuable upon exercise of call option.
(6)	Includes 56,273 deferred common stock units. See “Corporate Governance—Compensation of Directors” for a description of a “deferred common stock unit.”
(7)	Includes 55,390 deferred common stock units.
(8)	Includes 24,644 deferred common stock units.
(9)	Includes 118,723 shares held in a trust for the benefit of Ms. Perelman, 470 shares held in Ms. Perelman’s directors’ deferred compensation account, and 35,202 deferred common stock units.
(10)	Includes options to purchase 542,311 shares and 12,901 shares held in Mr. Whitehead’s deferred compensation account. Does not include 142,174 vested restricted stock units mandatorily deferred pursuant to the terms of the Equity Plan and 129,365 restricted stock units originally payable prior to May 12, 2015 but expected to be mandatorily deferred pursuant to the terms of the Equity Plan.
(11)	Includes 80,124 deferred common stock units.
(12)	Includes options to purchase 177,253 shares, 58,122 restricted stock units payable prior to May 12, 2015, and 1,215 shares held in Mr. Hartman’s deferred compensation account.
(13)	Includes options to purchase 186,167 shares, 74,995 restricted stock units originally payable prior to May 12, 2015, some or all of which may be mandatorily deferred pursuant to the terms of the Equity Plan, and 2,326 shares held in Mr. Brooks’ deferred compensation account.
(14)	Includes options to purchase 304,500 shares, 230 shares held by Ms. Snyder as custodian for a minor child, and 21,509 shares held in Ms. Snyder’s deferred compensation account. Does not include 51,238 vested restricted stock units mandatorily deferred pursuant to the terms of the Equity Plan and 52,839 restricted stock units originally payable prior to May 12, 2015 but expected to be mandatorily deferred pursuant to the terms of the Equity Plan.
(15)	Includes options to purchase 1,216,840 shares, 133,117 restricted stock units payable prior to May 12, 2015, 470 shares held in directors’ deferred compensation accounts, 251,633 deferred common stock units, 118,723 shares held in a trust for the benefit of Ms. Perelman, 230 shares held by Ms. Snyder as custodian for a minor child, and 37,951 shares held in the deferred compensation accounts of executive officers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers, directors and beneficial owners of more than 10% of our common stock to file, by a specified date, reports of beneficial ownership and changes in beneficial ownership with the SEC and to furnish copies of such reports to us. We believe that all such filings were made on a timely basis in 2014.

EXECUTIVE COMPENSATION

Executive Officers

Set forth below is information regarding the age, positions and offices held with us and the business experience of each of our executive officers.

Age, Position with the Company and Business Experience	Officer of the Company Since
H. Baird Whitehead (see page 6)	2001

Steven A. Hartman, age 48

Mr. Hartman has served as our Senior Vice President and Chief Financial Officer since December 2010. He served as our Vice President and Treasurer from July 2006 to December 2010, as our Assistant Treasurer and Treasury Manager from September 2004 to July 2006 and as our Manager, Corporate Development from August 2003 to September 2004. Mr. Hartman also served as Vice President and Treasurer of PVG GP, LLC, the general partner of Penn Virginia GP Holdings, L.P., from September 2006 to June 2010 and of Penn Virginia Resource GP, LLC, the general partner of Penn Virginia Resource Partners, L.P., from July 2006 to June 2010. Prior to joining the Company, Mr. Hartman was employed by El Paso Corporation and its publicly traded spin-off, GulfTerra Energy Partners, L.P., in a variety of financial and corporate-development related positions.

2010

Nancy M. Snyder, age 62

Ms. Snyder has served as our Executive Vice President since May 2006, as our Chief Administrative Officer since May 2008, as our Senior Vice President from February 2003 to May 2006, as our Vice President from December 2000 to February 2003 and as our General Counsel and Corporate Secretary since September 1997. Ms. Snyder also served as Vice President and General Counsel of PVG GP, LLC, the general partner of Penn Virginia GP Holdings, L.P., from September 2006 to June 2010 and as Chief Administrative Officer from May 2008 to June 2010 and as Vice President and General Counsel of Penn Virginia Resource GP, LLC, the general partner of Penn Virginia Resource Partners, L.P., from July 2001 to June 2010 and as Chief Administrative Officer from May 2008 and June 2010. Ms. Snyder has also served on the board of directors of SunCoke Energy Partners GP LLC, the general partner of SunCoke Energy Partners, L.P. since January 2013.

1997

John A. Brooks, age 53

Mr. Brooks has served as our Executive Vice President and Chief Operating Officer since January 2014. He also served as our Executive Vice President, Operations from February 2013 to January 2014, as our Senior Vice President from February 2012 to February 2013, as our Vice President from May 2008 to February 2012, as Vice President and Regional Manager of Penn Virginia Oil & Gas Corporation from October 2007 to February 2012, as Operations Manager of Penn Virginia Oil & Gas Corporation from January 2005 to October 2007 and as Drilling Manager of Penn Virginia Oil & Gas Corporation from February 2002 to January 2005.

2011

Compensation Discussion and Analysis

Set forth below is a discussion and analysis of our compensation policies and practices regarding our CEO, our CFO and the other executive officers named in the Summary Compensation Table included on page 34 of this Proxy Statement. All references to “the Committee” in this “Compensation Discussion and Analysis” section refer to our Compensation and Benefits Committee, and all references to “our NEOs” refer to the following executive officers named in the Summary Compensation Table:

•	H. Baird Whitehead, President and Chief Executive Officer

•	Steven A. Hartman, Senior Vice President and Chief Financial Officer

•	John A. Brooks, Executive Vice President and Chief Operating Officer

•	Nancy M. Snyder, Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

Executive Summary

Overview of Our 2014 Performance

2014 was a particularly volatile year for the oil and gas industry. The price of oil plummeted during the second half of the year and remains severely depressed. Notwithstanding the decline in oil prices, we ended 2014 with $470 million of financial liquidity to help fund our capital expenditures program and hedges in place that protect our cash flow on approximately 85% of our expected 2015 oil production. Highlights of the year included the following:

•	We increased our total proved oil reserves in the Eagle Ford by approximately 25%, about 72% of which were proved oil reserves.

•	We expanded our Eagle Ford lease position by approximately 31% to approximately 102,000 mostly contiguous net acres located principally in the highly valued “volatile oil window.”

•	We evaluated the potential of the Upper Eagle Ford and determined, based on current information, that the Upper and Lower Eagle Ford appear to be separate reservoirs.

•	We believe that we increased our Eagle Ford drilling inventory by approximately 204% to about 3,400 locations, including an estimated 1,850 Upper Eagle Ford locations.

•	We completed several transactions in 2014 that increased our financial liquidity:

•	In January, we sold our Eagle Ford natural gas gathering and gas lift assets for $100 million (approximately $94 million net to us), or our “Natural Gas Gathering Disposition.”

•	We completed a $325 million convertible preferred stock offering in June, or the “Preferred Offering.”

•	In July, we sold our Eagle Ford oil gathering and transportation rights for $150 million, or our “Oil Rights Disposition.”

•	In August, we sold our Mississippi Selma Chalk oil and gas assets for $72.7 million, or our “Mississippi Disposition.”

•

In August, we redeployed capital to acquire approximately 11,500 net acres of property contiguous to our then current Eagle Ford acreage for $45.6 million (including a $10.6 million drilling carry payable over three years), or our “Eagle Ford Acquisition.”

•	We made important strides in improving our operational execution as the year progressed.

In spite of these efforts, our stock price suffered generally along with our peers’ stock prices as the weak industry environment far outweighed our and our peers’ achievements during the year.

Key 2014 Compensation Decisions

The Committee approved the following 2014-related compensation for our NEOs:

•

In February 2014, the Committee recognized that our NEOs’ base salaries generally fell below the median of our peer group. Accordingly, the Committee approved increases in our NEOs’ 2014 base salaries averaging 8.2%. Note that in February 2015, the Committee determined to hold NEOs’ base salaries at 2014 levels for 2015.

•	Based on the Company’s performance against pre-established objectives, in February 2015, the Committee approved bonus payouts for NEOs well below their target levels, averaging 58% of target.

•

Consistent with our practice in 2013, in May 2014, the Committee approved awards of long-term equity compensation to NEOs’ comprised of 50% performance-based restricted stock units payable in cash, 30% time-based restricted stock units payable in stock and 20% stock options.

Our 2014 Say-on-Pay Vote

At our Annual Meeting of Shareholders held on May 7, 2014, approximately 97% of our shareholders voting on our “say-on-pay” proposal voted FOR the compensation paid to our NEOs as set forth in the “Executive Compensation” section of our 2014 Proxy Statement. We believe that this positive vote was a result of our 2013 total shareholder return, or “TSR,” of 144%, our strong commitment to aligning executive compensation with shareholder interests, our significant accomplishments in 2013 as described in our 2014 Proxy Statement, our long history of paying our NEOs compensation that is reasonable both in light of our and their performance and as compared to our peers and the conservative character of our compensation program in general. Key features of our program include the following:

•	We focus on “pay-for-performance,” particularly with respect to TSR performance.

•	70% of the long-term equity compensation awarded to our NEOs in 2014 was “at risk,” comprised of 50% performance-based restricted stock units and 20% stock options. See “—Executive Compensation.”

•	We maintain stock ownership guidelines which require executives to hold a meaningful amount of stock at all times.

•	Total 2014 compensation for our NEOs, as a group, was below the 50th percentile of our peers. See “—Executive Compensation.”

•

Our Amended and Restated Annual Incentive Cash Bonus and Long-Term Equity Compensation Guidelines, or the “Incentive Award Guidelines,” provide for a bonus pool which limits the aggregate amount of annual cash bonuses that we can pay to all employees and the size of which is determined, subject to certain discretion retained by the Committee and described under “—Executive Compensation—2014-Related Annual Incentive Cash Bonuses,” based on quantitative criteria established at the beginning of the year.

•	Our NEOs do not have employment agreements.

•	The Change of Control Severance Agreements for our executive officers provide for double-triggered payouts with no “tax gross ups.” See “Change-in-Control Arrangements.”

•	We do not reimburse our executive officers for any tax obligations.

•	We prohibit our executive officers and other employees from engaging in any hedging activities. See “—Policy Prohibiting Hedging.”

•	The differential between our CEO’s total annual compensation and that of all of our other employees is appropriate. See “—Internal Pay Equity at Our Company.”

•	We provide limited perquisites to our executive officers, other employees and retired executives. See “Summary Compensation Table.”

•	We do not have a pension plan, and we do not contribute to our Supplemental Employee Retirement Plan. See “Nonqualified Deferred Compensation.”

•	We have never repriced or replaced options, and we are prohibited from doing so by our 2013 Amended and Restated Long-Term Incentive Plan, or the “Equity Plan.”

Compensation Philosophy

To implement our corporate long-term strategy to exploit and continue to grow our oil and NGL reserves, we must be able to attract, retain and develop employees with the appropriate experience, motivation and skills to grow an oil and natural gas exploration and production company that operates safely in an environmentally conscious and cost and time efficient manner and has the ability to react to economic and other developments in a cyclical and volatile industry. The Committee believes that setting appropriate compensation levels consistent with our objectives involves balancing several competing needs and desires, including:

•	Our desire to increase shareholder value;

•	Our shareholders’ desire for attractive rates of return;

•	Our desire to attract and retain personnel with the skills, educational qualifications and experience to enable us to grow and achieve our business goals;

•	Our employees’ desire to be adequately compensated for their services, consistent with comparable positions in the market;

•	Our employees’ desire for career advancement; and

•	Our competitors’ demand for the services of our employees.

This philosophy is reflected in our compensation program objectives described below.

Objectives of Our Compensation Program

Our compensation program is based on the following objectives:

•

Accountability—Executives should be held accountable for our annual performance and the achievement of our longer-term strategic goals as well as their own individual performance over both the short- and long-term. We satisfy this objective by tying compensation to the achievement of financial, strategic and operational goals based on both short- and long-term corporate and individual performance measures. See “—Executive Compensation—2014-Related Annual Incentive Cash Bonuses,” “—Executive Compensation—Long-Term Equity Compensation Granted in 2014” and “Executive Compensation—Individual Performance Metrics.”

•

Drive Desired Behaviors—Our compensation program, particularly regarding incentive compensation, should be designed to drive desired behaviors consistent with our values and to achieve stated goals. We satisfy this objective by setting performance metrics for us and our executives that we believe will drive these behaviors and achieve our goals. Furthermore, while achievement of some goals, such as those related to purely financial or operational results, is easily measurable using quantitative metrics, achieving some of the other important goals we set for our executives, such as strategy- or leadership-related goals, is not. Therefore, we measure our achievement and the achievement of our executives using both quantitative and qualitative metrics. See “—Executive Compensation—2014-Related Annual Incentive Cash Bonuses” and “—Executive Compensation—Individual Performance Metrics.”

•

Align Interests of Executives and Shareholders—Executive compensation should balance and align the interests of our executives with those of our shareholders by rewarding increased shareholder return. We satisfy this objective in several ways. For example, a significant portion of our executives’ compensation is at risk in the form of equity or equity-based compensation, and we have made the payout levels under our NEOs’ performance-based restricted stock units dependent solely upon our peer-relative TSR. See “—Executive Compensation—Long-Term Equity Compensation Granted in 2014.”

•

Flexible Enough to Respond to Changing Circumstances—We are in a cyclical and volatile business so we should have a flexible compensation program that is responsive to different circumstances at various points in time. To meet this objective, the Committee retains certain discretion to award higher or lower compensation than performance metrics would indicate if circumstances so warrant, and to add, delete or change the significance of compensation performance metrics during any year. For example, in February 2012, because of our poor stock price performance during 2011, our Committee exercised discretion to award our NEOs total compensation that was more than 50% lower than the amounts for which they were eligible based on their individual and our corporate metrics. In February 2014, in light of our 2013 144% TSR, our Committee exercised discretion to increase the bonus pool available for all of our employees by approximately five percent above the amount which the bonus pool would have been based on a purely formulaic computation contained in the Incentive Award Guidelines. The Committee, with the assistance of its independent compensation consultant, also monitors industry and general market conditions, changes in our business, changes in legal, accounting and tax regulations and other developments that may, from time to time, require modification of our compensation program to ensure that it is properly structured to achieve its objectives.

•

Industry Competitive—Total executive compensation should be industry-competitive so that we can attract, retain and motivate talented executives with the experience and skills necessary for our success. We satisfy this objective by staying apprised, through our own research and with the assistance of the Committee’s independent compensation consultant, of the amounts and types of executive compensation that our peers pay as well as general industry trends.

•

Internally Consistent and Equitable—Executive compensation should be internally consistent and equitable. We satisfy this objective by considering not only peer benchmarks, but also our NEOs’ capabilities, levels of experience, tenures, positions, responsibilities and contributions when setting their compensation.

•

Appropriate for the Employee—The type of compensation paid to any employee should be appropriate considering the level of the employee—more senior executives should have more of their incentive compensation at risk and tied to corporate and individual performance because they are typically in a position to have a larger impact on our overall performance. For awards granted in May 2014, our NEOs’ long-term equity compensation was comprised of 50% performance-based restricted stock units payable in cash, 30% time-based restricted stock units payable in stock and 20% stock options, while our vice presidents received approximately 50% stock options and approximately 50% time-based cash awards and other employees received either 100% time-based cash awards or no long-term compensation, depending on their positions.

•

Fair Protection in the Event of Change-of-Control—We should provide fair protection to our NEOs in the event of a termination of employment associated with a change in control. See “Change-In-Control Arrangements.”

How Compensation Is Determined

Committee Process. The Committee generally targets the total compensation for each NEO at approximately the 50th percentile of executive officers of our peers with comparable experience, responsibilities and position within the organization. However, given the importance of executive accountability for our performance as well as for individual performance, the Committee recognizes that compensation for any NEO could exceed such 50th percentile targets, reflecting a reward for exceptional Company or individual performance, or be lower than such 50th percentile targets, reflecting Company or individual underperformance. The Committee also considers each of our NEO’s level of experience in his or her current position. The performance metrics applicable to, and the Committee’s rationale behind, our NEOs’ 2014 compensation are described in detail below under “Executive Compensation.”

Because all of our NEOs other than our CEO report directly to, and work on a daily basis with, our CEO, the Committee reviews and discusses with our CEO his evaluation of the performance of each of our other NEOs against their individual performance goals. The Committee gives considerable weight to our CEO’s evaluations when assessing our other NEOs’ performance and determining their compensation. The Committee bases its independent evaluation of our CEO, and our CEO bases his evaluation of each of our other NEOs, primarily on whether we met or exceeded certain quantitative corporate performance metrics and whether the NEO met or exceeded certain quantitative and qualitative individual performance metrics that are specifically tailored for each NEO. Those achievement levels are considered in the context of our peer-relative TSR and any other factors the Committee deems appropriate. Our NEOs’ annual incentive cash bonuses are also limited by the amount of cash in the bonus pool, which is computed annually based on our level of achievement of certain quantitative financial and operational metrics, subject to the discretion of the Committee to increase or decrease the bonus pool by up to a predetermined amount. See “—Executive Compensation—2014-Related Annual Incentive Cash Bonuses” for a description of the metrics used to compute the 2014 cash bonus pool and the metrics that will be used to compute the 2015 cash bonus pool.

Independent Compensation Consultant. In 2014, the Committee engaged Meridian Compensation Partners, LLC, or “Meridian,” as its independent compensation consultant to assist in a general review of the compensation packages for our NEOs, as well as to provide advice and information regarding the design and implementation of our executive compensation program. Meridian provided the Committee with competitive industry and general market-related analyses and trends for executive base salary, short-term incentives, long-term incentives, benefits and perquisites. The only services that Meridian provides to us are executive and director compensation consulting services to the Committee. To ensure Meridian’s independence:

•	The Committee directly retained and has the authority to terminate Meridian.

•	Meridian reports directly to the Committee and its Chairperson.

•	Meridian meets regularly in executive sessions with the Committee.

•	Meridian has direct access to all members of the Committee during and between meetings.

•	Interactions between Meridian and management generally are limited to data gathering and discussions regarding information which has or will be presented to the Committee.

•	The amount of fees paid by the Company to Meridian in 2014 were insignificant as a percentage of Meridian’s 2014 total revenue.

•	The Committee confirmed that Meridian consultants do not own any of our stock.

•	Meridian confirmed that neither Meridian nor any Meridian consultant has any business or personal relationship with any of our executive officers or any Committee member.

•	Meridian has in place policies and procedures that are designed to prevent conflicts of interest.

Peer Benchmarks. Set forth below is a list of the companies comprising our peer group for purposes of 2014 compensation, which is referred to as our “Peer Group.” The appropriate peer group was based on revenues, assets, capitalization and scope of operations. Compensation data for the Peer Group was presented to the Committee in late 2013 and was used by the Committee to help direct its compensation decisions for NEOs in early 2014. This Peer Group was also used as the performance peer group for our performance-based restricted stock units granted in May 2014. Our 2014 Peer Group was the same as our 2013 Peer Group, except that we deleted Berry Petroleum Company, which was acquired by Linn Energy in 2013.

Approach Resources, Inc.	Rex Energy Corporation
Carrizo Oil & Gas, Inc.	Rosetta Resources, Inc.
Comstock Resources Inc.	Sabine Oil & Gas Corporation
Goodrich Petroleum Corporation	(formerly Forest Oil Corporation)
Magnum Hunter Resources Corporation	Stone Energy Corporation
PDC Energy, Inc.	Swift Energy Company
PetroQuest Energy, Inc.

Incentive Award Guidelines. The Incentive Award Guidelines provide for the establishment of an annual cash bonus pool for all employees and set forth the criteria to be used for determining the annual cash bonus and long-term equity compensation awards for our executive officers. See “—Executive Compensation.”

Executive Compensation

We pay our NEOs a base salary and provide them an opportunity to earn an annual incentive cash bonus and an annual long-term equity compensation award. The Committee’s allocation of these components of compensation, as set forth in the charts below, reflects the Committee’s philosophy that a meaningful portion executive compensation should be tied to value creation as measured by our stock price and a meaningful portion should be incentive compensation which is based on annually established measurable goals.

2014 and 2015 Base Salaries

In February 2014, the Committee raised our NEOs’ base salaries generally to make them more competitive with those of our peers. In February 2015, the Committee determined that, in light of the severely depressed of oil prices and general downturn of the industry, there would be no increase in the base salaries payable to our NEOs in 2015. The 2013, 2014 and 2015 base salaries paid or payable to our NEOs are as follows:

	Salary ($)
Name and Principal Position	2015/2014	2013
H. Baird Whitehead	625,000	550,000
President and Chief Executive Officer
Steven A. Hartman	345,000	325,000
Senior Vice President and Chief Financial Officer
John A. Brooks	385,000	350,000
Executive Vice President and Chief Operating Officer
Nancy M. Snyder	335,000	325,000
Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

We strive to make our NEOs’ base salaries both industry-competitive and reflective of their respective capabilities, levels of experience, tenure, positions and responsibilities, as well as general economic conditions and internal pay equity.

In raising Messrs. Whitehead’s and Hartman’s 2014 base salary, the Committee considered that, according to information provided by Frost HR Consulting or “Frost,” the Committee’s independent compensation consultant at the time, their 2013 base salaries were below the median of CEOs and CFOs in our Peer Group. With these increases, Mr. Whitehead’s 2014 base salary fell between the median and 75th percentile of our 2014 peer group, and Mr. Hartman’s base salary fell at the median of our 2014 peer group. Mr. Brook’s salary was raised in connection with his recent promotion to Executive Vice President and Chief Operating Officer. According to Frost’s data, both Mr. Brook’s and Ms. Snyder’s base salaries fall between the 25th percentile and median of our 2014 peer group.

2014-Related Annual Incentive Cash Bonuses

The opportunity to earn an annual cash bonus creates a strong financial incentive for our NEOs to achieve or exceed a combination of near-term corporate and individual goals, which typically are set by the Committee during the first quarter of each year. See “Executive Compensation—Individual Performance Metrics.” In February 2015, the Committee awarded the following annual incentive cash bonuses to our NEOs with respect to their services in 2014:

	Cash Bonus
	(% of 2014 Salary)	($)
Name	Target	Target	Paid	% of Target Paid
H. Baird Whitehead	100	625,000	360,000	57.6
Steven A. Hartman	80	276,000	195,000	70.6
John A. Brooks	90	346,500	155,000	44.7
Nancy M. Snyder	80	268,000	160,000	59.7

Our NEOs’ annual incentive cash bonuses are paid out of a cash bonus pool the size of which is determined based on our level of achievement, as compared to our annual budget, of several purely quantitative Company financial and operational performance metrics, which the Committee typically sets early in the year. We did not achieve all of our target bonus pool metrics in 2014. Since our NEOs’ individual performance metrics include some of the same metrics as we use to determine our cash bonus pool, our NEOs also did not achieve all of their individual target quantitative metrics in 2014. As a result, the amounts of our NEOs’ 2014-related cash bonuses were, in all cases, less than their target cash bonus amounts. The cash bonus pool metrics applicable to 2014 and 2015 are described below under “Size of the Cash Bonus Pool.” Our NEOs’ individual performance metrics and an explanation of what the Committee considered when awarding our NEOs’ their 2014-related cash bonuses are described below under “Individual Performance Metrics.”

The size of the cash bonus pool is computed such that, if we meet our budget goal exactly with respect to every performance metric, the pool will fund at 100% and will be in an amount sufficient to pay all of our participating employees, including our NEOs, their target annual incentive cash bonuses (the “Target Amount”). Under the Incentive Award Guidelines, in any given year, the Committee may increase or decrease the cash bonus pool by 15 percentage points if circumstances warrant. For example, if the cash bonus pool funds at 80% of the Target Amount, the Committee has the discretion to increase the pool to 95%, or decrease it to 65%, of the Target Amount. The Incentive Award Guidelines also permit the Committee to add, delete or change the relative significance of our cash bonus pool performance metrics at any time if circumstances warrant. Subject to the Committee’s discretion to increase the cash bonus pool by 15 percentage points, the aggregate annual incentive cash bonuses paid to all of our employees, including our NEOs, cannot exceed the amount of the cash bonus pool. The flexibility the Committee retains with respect to the size of the cash bonus pool and the cash bonus pool performance metrics is consistent with our belief that our cyclical and volatile business requires that we have a flexible compensation program responsive to different circumstances and different requirements at various points in time. See “—Compensation Philosophy.”

The cash bonus pool defines the total amount of cash available to pay annual incentive cash bonuses, but not the allocation of actual bonus awards. After the cash bonus pool has been computed, the Committee determines the actual amount of our executive officers’ annual incentive cash bonuses, if any, based on the following criteria:

Size of the Cash Bonus Pool. Our 2014 cash bonus pool funded at 45% of the Target Amount based on the level of our achievement of the four 2014 cash bonus pool weighted performance metrics, which were set by the Committee in February 2014 and are shown in the chart below. The Committee chose these particular metrics because the Committee believed that these metrics would drive our near-term success and, therefore, our stock price over the long term. Meridian advised the Committee that these metrics are commonly used by our Peer Group, and by the oil and gas industry generally, to measure success.

Performance Metric (1)	Weighting Factor	Target Performance	Actual Performance	Percent of Target Achieved	Payout Level Percent (2)
Production	25%	9,184 MBOE	7,934 MBOE	86%	0%
Drilling finding and development costs per BOE (3)	25%	$32.38	$36.48	118%	70%
Cash costs per BOE (4)(5)	25%	$17.45	$17.10	98%	110%
Leverage Ratio (6)(7)(8)(9)	25%	3.10	3.78	122%	0%
Total Payout Level					45%

(1)	As permitted by the Incentive Award Guidelines, and consistent with its philosophy that it should retain reasonable discretion with respect to compensation awards so that those awards are reflective of circumstances in general, the Committee exercised its discretion to adjust the bonus pool metrics to exclude the effects of certain non-cash accounting items, which were either not performance-related or resulted in unduly penalizing good performance. The adjustments to the bonus pool metrics are described in the footnotes below.
(2)	Represents the bonus pool payout percentage based on the percent of target achieved, as set forth in the Incentive Award Guidelines.
(3)	Drilling finding and development costs per BOE, or “Drilling F&D per BOE,” is defined as (x) our cash drilling and completion capital costs related to all wells completed or identified as dry holes during the applicable year (including any capital costs incurred in any previous year related to the drilling of, or otherwise in connection with, such wells), divided by (y) our proved reserves developed as a result of such wells measured in BOE, by our independent third party engineering firm.
(4)	Cash costs per BOE is defined as that amount equal to (x) the sum of our cash lease operating, gathering, processing and transportation expenses, production and ad valorem taxes and general and administrative expenses as set forth in our audited 2014 financial statements minus (y) amounts accrued for cash bonus awards during 2014, divided by (z) our production during 2014.
(5)	Excludes both equity– and liability–classified share based compensation.
(6)	Leverage Ratio is defined as the ratio of “Total Debt” at December 31, 2014 to EBITDAX for the year ended December 31, 2014.
(7)	EBITDAX is defined as earnings before interest, income taxes, depreciation, depletion and amortization expenses, exploration expenses, impairments and other non-cash losses or non-cash income, and excluding extraordinary gains or losses. For a reconciliation of this non-GAAP financial measure to GAAP-based measures, see Appendix A to this Proxy Statement.
(8)	Total Debt is defined as it is defined in our revolving credit facility.
(9)	Does not give effect to the proceeds of the Preferred Offering, which would have caused our leverage ratio to be 3.0 rather than 3.78. The Committee acknowledged that the Preferred Offering had been successful, has contributed significantly to our liquidity and, therefore, generally should not adversely effect our NEOs’ 2014-related cash bonuses. However, the Committee decided not to adjust the bonus pool by including the effect of the Preferred Offering, but rather to consider it when determining the individual cash bonuses of each NEO. See “—Individual Performance Metrics” below.

In February 2015, the Committee reviewed the types and weightings of our cash bonus pool performance metrics in light of what it determined to be the most important behaviors to drive in 2015 given 2014 results and our 2015 corporate goals and strategy and decided that the 2015 cash bonus pool metrics would remain the same as they were for 2014.

Our NEOs’ Annual Incentive Cash Bonus Targets—The Incentive Award Guidelines provide for annual incentive cash bonus targets for our NEOs. The table below shows our NEOs’ targets. According to information provided by Meridian, these targets are comparable to the cash bonus targets used by our Peer Group for executive officers with comparable experience, responsibilities and position within the organization.

Name	2014 Target %
H. Baird Whitehead	100
Steven A. Hartman	80
John A. Brooks	90
Nancy M. Snyder	80

Individual Performance Metrics—The Committee considered whether our NEOs met their individual performance metrics, which had been approved by the Committee in February 2014. See “—Individual Performance Metrics” below.

Peer Comparison Data—As described above under “How Compensation is Determined,” the Committee targets our NEOs’ total compensation to fall at approximately the 50th percentile of executive officers in our Peer Group with comparable experience, responsibilities and position within the organization. The cash bonus targets shown above are intended to result in our NEOs receiving annual cash bonuses in amounts that are competitive with our Peer Group and which constitute a reasonable and Peer Group-comparable portion of our NEOs’ total compensation.

Other Criteria and Considerations—The Committee also considered our significant accomplishments in 2014 described above in “Overview of Our 2014 Performance.”

Long-Term Equity Compensation Granted in 2014

The opportunity to earn an annual long-term equity award aligns our NEOs with our shareholders by creating a strong financial incentive for our NEOs to promote our long-term financial and operational success and, along with our executive stock ownership guidelines, encourages NEO stock ownership. See “—Executive Stock Ownership Guidelines.” Long-term equity compensation awards are expressed in dollar values at grant, and we have paid those awards in the form of performance-based restricted stock units payable in cash, time-based restricted stock units payable in shares, stock options or a combination of these awards. The actual number of performance-based restricted stock units awarded is based on a Monte Carlo simulation of potential outcomes. The actual number of time-based restricted stock units awarded is based on the NYSE closing prices of our common stock on the dates of grant. The actual number of stock options awarded is based on a weighted-average value of all options granted to our employees on the date of grant using the Black-Scholes-Merton option-pricing formula. In 2014, the Committee awarded long-term equity compensation to our NEOs comprised of 50% performance-based restricted stock units payable in cash, 30% time-based restricted stock units payable in shares and 20% stock options.

The Committee grants long-term equity incentive compensation awards to our NEOs in May of each year after our Annual Meeting of Shareholders so that it has the opportunity to consider shareholder views on any compensation-related matters that may be included in our annual Proxy Statement. Our equity awards are performance-based on both an historical basis, since the Committee considers performance during the previous year to set the grant date value of long-term equity awarded, and a forward-looking basis, since (i) the Committee also considers our NEOs’ continuing services over time, (ii) awards that vest over time will increase or decrease in value depending on our future stock price and (iii) awards that are paid out based on performance measures will pay at a much lower rate if our performance during the specified performance period is below expectations and at a higher rate if our performance is above expectations.

The chart below shows the amounts of long-term equity incentive compensation awarded by the Committee to our NEOs in May 2014 as compared to their long-term equity incentive compensation targets.

Name	2013 Target %	Eligible $	Amount Paid $	% of 2013 Base Salary Paid
H. Baird Whitehead	300-600	1,650,000 – 3,300,000	2,650,000	482
Steven A. Hartman	200-400	650,000 – 1,300,000	1,100,000	339
John A. Brooks	200-400	700,000 – 1,400,000	1,500,000	429
Nancy M. Snyder	200-400	650,000 – 1,300,000	1,000,000	308

As required by the Incentive Award Guidelines, the Committee considered the following factors when awarding our NEOs the foregoing amounts of long-term equity compensation:

Our NEOs’ Target Equity Compensation Percentage—As with annual cash bonus targets, our NEOs’ long-term equity incentive compensation targets are intended to result in them receiving long-term equity awards that are industry-competitive. According to information provided by Meridian, our NEOs’ 2014 long-term equity compensation targets were generally comparable to those of our Peer Group. See “Peer Comparison Data” below.

Individual Performance Metrics—The Committee considered whether our NEOs met their individual performance metrics, which had been approved by the Committee in February 2013. A detailed discussion of the individual performance metrics applicable to the amounts of the May 2014 equity awards was included under the heading “Individual Performance Metrics” on pages 27-29 in our 2014 Proxy Statement.

Peer Comparison Data—As a percent of base salary, our NEOs’ long-term equity compensation awarded in May 2014 was generally between the 50th and 75th percentiles of officers in our Peer Group with comparable experience, responsibilities and position.

Contribution to the Company—The Committee considered the relative importance to the success of our execution of our strategic objectives of retaining and incentivizing each NEO beyond the current year.

Individual Performance Metrics

The Incentive Award Guidelines require that the Committee set individual performance metrics for each NEO in the first quarter of each year. The charts below show the individual performance metrics applicable to each of our NEOs for 2014 and the level of achievement with respect to each metric. When evaluating each of the NEO’s quantitative metrics, the Committee recognized the effect on the Company’s leverage ratio of excluding therefrom the proceeds of the Preferred Offering, which was not contemplated when the quantitative metrics were originally established. Excluding the benefits of the Preferred Offering resulted in 78% achievement of the leverage ratio target which in turn, generated a zero payout level toward the Target Amount of the cash bonus pool. The Committee considered the critical importance of the Preferred Offering which, together with the proceeds from our several dispositions of non-core assets, was instrumental in positioning the Company with the financial flexibility necessary to pursue its business plan in the current severely depressed oil price environment. Had the leverage ratio been calculated to include the Preferred Offering, the Company’s leverage ratio at year end 2014 would have been 2.96, which would have generated a 120% payout level, or an additional $1.7 million, towards the cash bonus pool Target Amount. Accordingly, the Committee exercised its reasonable discretion when determining the appropriate payout percentage applicable to the leverage metric.

MR. WHITEHEAD

Corporate Measures	Quantitative Criteria	Target Performance	Actual Performance	Percent of Target Achieved
Weighted at	Production	9,184 MBOE	7,934 MBOE	86%
50%	Drilling F&D per BOE	$32.38	36.48	118%
	Cash costs per BOE	$17.45	$17.10	98%
	Leverage Ratio	3.10	3.78	122%

In addition to the quantitative metrics above, the Committee considered, among others, the following accomplishments of Mr. Whitehead, which are weighted, in the aggregate, at 50%:

•	Promptly redirected our strategy to reflect the decline in oil prices, including reducing costs and capital spending and high-grading our drilling operations.

•	Promoted the expansion of our Eagle Ford acreage by 31% to 102,000 net acres.

•	Promoted and oversaw our successful evaluation of our Upper Eagle Ford potential, which added approximately 1,700 new locations to our drilling inventory.

•

Promoted and oversaw our Oil Rights Disposition, Natural Gas Gathering Disposition, Mississippi Chalk Disposition (collectively, the “Dispositions”), the Eagle Ford Acquisition and the Preferred Offering.

•	Promoted our aggressive hedging strategy.

•

Participated in an active investor relations program, including four quarterly public teleconferences and 16 investor conferences, with more than 330 “one-on-one” investor meetings, three sales force presentation and nine road shows held during 2014.

•	Did not achieve goals related to the Company’s meeting public guidance metrics.

MR. HARTMAN

Corporate Measures	Quantitative Criteria	Target Performance	Actual Performance	Percent of Target Achieved
Weighted at	Cash costs per BOE	$17.45	$17.10	98%
40%	Leverage Ratio	3.10	3.78	122%
	Borrowing Base Liquidity	>$150 million	$470 million	>100%

In addition to the quantitative metrics above, the Committee considered that Mr. Hartman had fulfilled all of his individual goals and objectives, which were weighted, in the aggregate, at 60%, including the following:

•	Devised and executed a financial plan which maintained our liquidity and resulted in credit availability at year end of more than $425 million.

•	Managed our spring and fall borrowing base redetermination processes each of which resulted in increases to our borrowing base that exceeded market expectations.

•	Oversaw the hedging of approximately 80% of our 2015 oil production at a weighted average floor price of over $90 per barrel.

•	Oversaw the Preferred Offering, which was well timed and includes very competitive terms.

•

Together with the Executive Vice President and Chief Administrative Officer, managed a significant accounting-related arbitration matter related to a previous acquisition, which resulted in an award to us of over $30 million.

MR. BROOKS

Corporate Measures	Quantitative Criteria	Target Performance	Actual Performance	Percent of Target Achieved
Weighted at	Production	9,184 MBOE	7,934 MBOE	86%
50%	Drilling F&D per BOE	$32.38	$36.48	118%
	Cash costs per BOE	$17.45	$17.10	98%
	Leverage Ratio	3.10	3.78	122%

In addition to the quantitative metrics above, the Committee considered, among other things, whether Mr. Brooks had fulfilled several other individual goals and objectives, which were weighted, in the aggregate, at 50%, including the following:

•	Oversaw our leasehold and reserve growth in the Eagle Ford, including our successful evaluation of our Upper Eagle Ford potential.

•	Directed the continuing implementation of a comprehensive water resource management program.

•	After encountering execution issues during the first three quarters, oversaw areas of improvement in our operations execution later in the year, including a significant reduction in casing failures.

•	Reduced drilling costs per foot of more than 8.0% while drilling feet per day increased 14.5%.

•	Did not achieve goals regarding capital cost reduction, stimulation cost reduction, increase in initial production rate per stage, decrease in non-productive hours or decrease in unit operating costs.

MS. SNYDER

Corporate Measures	Quantitative Criteria	Target Performance	Actual Performance	Percent of Target Achieved
Weighted at	Cash costs per BOE	$17.45	$17.10	98%
40%	Leverage Ratio	3.10	3.78	122%

In addition to the quantitative metrics above, the Committee considered, among other things, that Ms. Snyder had fulfilled all of her individual goals and objectives, which are weighted, in the aggregate, at 60%, including the following:

•	Oversaw the in-house negotiation and documentation of the Dispositions and the Eagle Ford Acquisition.

•	Together with our CFO, managed a significant accounting-related arbitration matter related to a previous acquisition which resulted in an award to us of over $30 million.

•	Assisted the Committee with the structuring and administration of our executive compensation program.

•	Oversaw the legal, human resources, information technology and oil and gas marketing functions.

•	Oversaw SEC, NYSE and other regulatory compliance and governance matters with no non-compliance issues.

Compensation Risk Assessment

We believe that any risks associated with our compensation policies and practices are mitigated in large part by the following factors and, therefore, that no such risks are likely to have a material adverse effect on us:

•	We pay a mix of compensation which includes near-term cash and long-term equity-based compensation.

•

We base our annual incentive cash bonus and long-term equity compensation awards on several different performance metrics, which discourages our employees from placing undue emphasis on any one metric or aspect of our business at the expense of others.

•	We believe that our performance metrics are reasonably challenging, yet should not require undue risk-taking to achieve.

•	Our performance metrics include quantitative financial and operational metrics as well as qualitative metrics related to our operations, strategy and other aspects of our business.

•

The performance periods in our new performance-based restricted stock units overlap, and our stock options and time-based restricted stock units vest over a three-year period. This mitigates the motivation to maximize performance in any one period at the expense of others.

•	Our NEOs are required to own our stock as provided in our Executive Stock Ownership Guidelines.

•	We believe that we have an effective management process for developing and executing our short-and long-term business plans.

•	Our compensation policies and programs are overseen by the Committee.

•	The Committee retains an independent compensation consultant.

Executive Stock Ownership Guidelines

We require our executive officers to own shares of our common stock valued at four times base salary, in the case of our CEO, and two times base salary, in the case of our other executive officers, or the “Ownership Guidelines.” As of December 31, 2014, all of our NEOs were in compliance with the Ownership Guidelines.

Internal Pay Equity at Our Company

As discussed above, the Committee believes that comparing our NEOs’ compensation to that of our peers is necessary to assess the overall competitiveness of our compensation programs. However, the Committee also believes that our compensation programs must be internally consistent and equitable.

In implementing this philosophy, the Committee discussed with our Vice President, Human Resources a study conducted by our human resources department which compared our CEO’s total 2014 annual compensation to the total 2014 annual compensation of our employee whose total 2014 annual compensation fell at the median of all of our employees other than our CEO, or our “Median Employee.” For this purpose, total compensation was computed in the same manner as it is computed for the Summary Compensation Table. Our study demonstrated that, for 2014, our CEO’s total annual compensation was approximately 35 times greater than the total annual compensation of our Median Employee. The Committee felt that these results reflected an appropriate differential in executive compensation given the wide range of responsibilities and accountability of our CEO and our other employees.

Policy Prohibiting Hedging

We believe that derivative transactions, including puts, calls and options, for our securities carry a high risk of inadvertent securities laws violations and also could afford the opportunity for our employees and directors to profit from a market view that is adverse to us. For these reasons, we prohibit our employees and directors from engaging in any type of derivative transaction in respect of our securities.

Tax Implications

Section 162(m) of the Internal Revenue Code generally precludes a publicly held company from taking a federal income tax deduction for compensation paid in excess of $1 million per year to certain covered officers. Under this section, compensation that qualifies as performance-based is excludable in determining what compensation amount qualifies for tax deductibility. Covered officers include each of our NEOs, except our CFO.

The Committee considers our ability to fully deduct compensation in accordance with the $1 million dollar limitations of Section 162(m) in structuring our compensation programs. However, the Committee retains the authority to authorize the payment of compensation that may not be deductible if it believes such payments would be in our best interests and the best interests of our shareholders.

The Committee will continue to consider ways to maximize the deductibility of executive compensation while retaining the flexibility to compensate executive officers in a manner deemed appropriate relative to their performance and to competitive compensation levels and practices at peer companies.

Compensation and Benefits Committee Report

Under the rules established by the SEC, we are required to discuss the compensation and benefits of our executive officers, including our CEO, our CFO and our other NEOs. The Compensation and Benefits Committee is furnishing the following report in fulfillment of the SEC’s requirements.

The Compensation and Benefits Committee has reviewed the information contained above under the heading “Compensation Discussion and Analysis” and has discussed the Compensation Discussion and Analysis with management. Based upon its review and discussions with management, the Compensation and Benefits Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation and Benefits Committee

John U. Clarke (Chairman)

Steven W. Krablin

Gary K. Wright

Summary Compensation Table

The following table sets forth the compensation paid, during or with respect to the years ended December 31, 2014, 2013 and 2012, to our CEO, our CFO and our two other executive officers for services rendered to us and our subsidiaries:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)(2)	Option Awards ($) (3)	All Other Compensation ($) (4)	Total ($)
H. Baird Whitehead	2014	625,000	360,000	2,120,010	530,001	41,500	3,676,511
President and Chief Executive Officer	2013	550,000	575,000	1,919,996	480,000	41,200	3,566,196
	2012	450,000	500,000	801,548	141,450	40,900	1,933,898

Steven A. Hartman	2014	345,000	195,000	880,009	219,997	34,900	1,674,906
Senior Vice President and	2013	325,000	270,000	879,992	219,999	36,600	1,731,591
Chief Financial Officer	2012	285,000	230,000	386,752	68,250	36,300	1,006,302

John A. Brooks	2014	385,000	155,000	1,199,996	300,002	38,500	2,078,498
Executive Vice President and	2013	350,000	290,000	1,119,995	279,999	213,200	2,253,194
Chief Operating Officer	2012	300,000	250,000	248,203	43,800	36,300	878,303

Nancy M. Snyder	2014	335,000	160,000	799,999	200,002	38,500	1,533,501
Executive Vice President, Chief	2013	325,000	260,000	799,995	199,998	41,200	1,626,193
Administrative Officer, General	2012	310,000	245,000	498,102	87,901	39,900	1,180,903
Counsel and Corporate Secretary

(1)	Represents the aggregate grant date fair value of time-based restricted stock units and performance-based restricted stock units granted by the C&B Committee to our NEOs in consideration for services rendered to us. These amounts were computed in accordance with FASB ASC Topic 718 and were based on the NYSE closing prices of our common stock on the dates of grant, in the case of the time-based restricted stock units, and a Monte Carlo simulation of potential outcomes, in the case of the performance-based restricted stock units. See Note 14 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2014.
(2)	The grant date values of the performance-based restricted stock units assuming that the highest level of performance conditions will be achieved was as follows:

Name	2014	2013	2012
Whitehead	$1,350,806	$1,146,717	$943,556
Hartman	560,723	525,574	455,267
Brooks	764,592	668,915	292,175
Snyder	509,739	477,794	586,346

(3)	Represents the aggregate grant date fair value of stock options granted by the C&B Committee to our NEOs in consideration for services rendered to us. These amounts were computed in accordance with FASB ASC Topic 718 and were based on the Black-Scholes-Merton option-pricing formula. For a description of the assumptions used under the Black-Scholes-Merton option-pricing formula, see Note 14 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2014.

(4)	Reflects (i) amounts paid by us for automobile allowances and executive health exams and (ii) our matching and other contributions to our NEOs’ 401(k) Plan accounts. The amount for Mr. Brooks for 2013 also includes $175,000 paid to Mr. Brooks in connection with his Employment Retention Agreement. See “Employment Retention Agreement.” We contributed the following amounts to the 401(k) Plan accounts of our NEOs in 2014, 2013 and 2012:

Name	2014	2013	2012
Whitehead	$18,100	$17,800	$17,500
Hartman	18,100	17,800	17,500
Brooks	18,100	17,800	17,500
Snyder	18,100	17,800	17,500

The cash components of our executive compensation consist of a base salary and the opportunity to earn an annual cash bonus. See “Compensation Discussion and Analysis—Elements of Executive Compensation.” The equity component of our executive compensation program consist of the opportunity to earn awards of time-based restricted stock units, or “time-based units,” performance-based restricted stock units, or “performance-based units,” or stock options from us. See “—Narrative Discussion of Equity Awards” for a description of our time-based units, performance-based units and stock options. We have historically paid long-term equity compensation awards to our NEOs in February or May of each year, the amounts of which are based, in part, on their performance in the prior calendar year.

Grants of Plan-Based Awards

The following table sets forth the grant date and number of all performance-based units, time-based units and stock options, and the exercise price of all stock options, granted to our NEOs in 2014 by the C&B Committee, all of which were with respect to services rendered to us in 2013:

2014 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Threshold (#)	Target (#)	Maximum (#)
H. Baird Whitehead	5/6/14	20,693	41,385	82,770				795,006
	5/6/14				81,189			1,325,004
	5/6/14					70,055	16.32	530,001
Steven A. Hartman	5/6/14	8,590	17,179	34,358				330,009
	5/6/14				33,701			550,000
	5/6/14					29,079	16.32	219,997
John A. Brooks	5/6/14	11,713	23,425	46,850				449,994
	5/6/14				45,956			750,002
	5/6/14					39,654	16.32	300,002
Nancy M. Snyder	5/6/14	7,809	15,617	31,234				300,003
	5/6/14				30,637			499,996
	5/6/14					26,436	16.32	200,002

(1)	These were awards of performance-based units granted under the Equity Plan. All of these performance-based units will be settled in cash on the vesting date. See “Narrative Discussion of Equity Awards.”
(2)	These were awards of time-based units granted under the Equity Plan.

(3)	These were awards of stock options granted under the Equity Plan.
(4)	The grant date fair value of the performance-based units was calculated using a per share price of $19.21, which was the value of the performance-based units on the grant date using a Monte Carlo simulation of potential outcomes. The grant date fair value of the time-based units was calculated using a per share price of $16.32, which was the NYSE closing price of our common stock on the grant date. The grant date fair value of the stock options was calculated using a per option value of $7.57, which was the value of the options on the grant date using the Black-Scholes-Merton option-pricing formula.

Narrative Discussion of Equity Awards

Time-Based Units

We granted time-based units to all of our NEOs in 2012, 2013 and 2014. The values of our time-based units reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table were based on the NYSE closing prices of our common stock on the dates of grant.

Time-based unit awards represent the right to receive shares of our common stock or an amount of cash equal to the fair market value of our shares of common stock, as determined by the C&B Committee and subject to the termination of the restriction period relating to such restricted stock units. The restriction periods for restricted stock units will terminate as determined by the C&B Committee and evidenced in an award agreement; however, restriction periods will not terminate before one year after the date of grant, except as described below. Unless otherwise determined by the C&B Committee and specified in an award agreement, if (i) a grantee ceases to be an employee for any reason other than death, disability or qualified retirement (with respect to grants prior to 2014 only), which is defined as retiring after reaching age 62 and completing 10 years of consecutive service with us or our affiliate, all unvested restricted stock units are forfeited, or (ii) a grantee dies, becomes disabled or becomes retirement eligible (with respect to grants prior to 2014 only), which is defined as reaching age 62 and completing 10 years of consecutive service with us or our affiliate, all restrictions terminate. In addition, if a change in control of us occurs, all restrictions terminate. Payments with respect to restricted stock unit awards will be made in cash, shares or any combination thereof, as determined by the C&B Committee.

All time-based units ever granted to our NEOs vest over a three-year period, with one-third of each award vesting on the first, second and third anniversaries of the grant date unless forfeited or earlier vested in accordance with their terms. All time-based units ever granted to our NEOs provide that payments on such time-based units will be made in shares (or, at the request of the restricted stock unitholder and upon the approval of the C&B Committee, an amount of cash equal to the fair market value of our shares) at the time of vesting, unless vesting occurs early on account of becoming retirement eligible, in which event payments will be made when such time-based units would have originally vested, even if that is after retirement. The C&B Committee granted dividend equivalent rights in tandem with all time-based unit awards prior to 2013. The time-based unit awards granted in 2013 and 2014 were not granted with dividend equivalent rights, and all future time-based unit awards may not be granted with dividend equivalent rights.

Performance-Based Units

We granted performance-based units to all of our NEOs in 2012, 2013 and 2014. The values of our performance-based units reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table were computed using a Monte Carlo simulation of potential outcomes. For a description of the assumptions used under our Monte Carlo simulation of potential outcomes, see Note 14 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2014. The performance-based units cliff vest on the third anniversary of the date of grant and are paid based on the relative ranking of our TSR as compared to the TSR of our Peer Group with respect to each of a one-year, two-year and three-year performance period, in each case commencing on the date of grant. The performance-based units are payable solely in cash. The amount of cash payable with respect to performance-based units is equal to the sum of the payout values for each of the three performance periods. The payout value for each performance period is equal to one-third of the vested performance-based units, multiplied by the value of our common stock at the end of the applicable performance period (calculated as the average of the closing prices of our common stock on the 20 trading days immediately preceding the last day of the applicable performance period), multiplied by the applicable percentage corresponding to the relative ranking of our TSR for the applicable performance period. The applicable percentages range from 0% to 200%. The “target” percentage is 100% and corresponds to our TSR ranking in the 60th percentile of our Peer Group with respect to the 2012 awards and the 55th percentile of our Peer Group with respect to the 2013 and 2014 awards. The performance-based units will not have any value unless our TSR ranking is in at least the 40th percentile of our Peer Group with respect to the 2012 awards and the 35th percentile of our Peer Group with respect to the 2013 and 2014 awards, and our TSR ranking must be in at least the 80th percentile of our Peer Group with respect to the 2012 awards and the 75th percentile of our Peer Group with respect to the 2013 and 2014 awards for the performance-based units to pay out at the 200% maximum.

Except as noted below, if the grantee’s employment terminates for any reason prior to the third anniversary of the grant date, then the grantee’s performance-based units will be forfeited and no cash will be payable with respect to the performance-based units. With respect to grants prior to 2014 only, if the grantee is or becomes retirement eligible, and his or her employment terminates for any reason other than cause prior to third anniversary of the grant date, then all of the grantee’s performance-based units will vest and become payable in the amounts and at the time that the performance-based units would have otherwise vested and been payable. If the grantee dies or becomes disabled prior to the third anniversary of the grant date, a pro-rated share (based on the number of days employed during the three-year vesting period) of the performance-based units will vest and the grantee will be paid for such performance-based units at the target percentage at the end of the original three-year vesting period. In the event of a change in control of us, all of the grantee’s performance-based units will immediately vest and the grantee will be paid for such performance-based units following the change in control at the target percentage (regardless of our actual relative TSR ranking) and using the value of our common stock on the effective date of the change in control (calculated as the closing price of our common stock on the effective date of the change of control).

Stock Options

We granted stock options to all of our NEOs in 2012, 2013 and 2014. The values of our stock options reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table were computed using the Black-Scholes-Merton option-pricing formula. For a description of the assumptions used under the Black-Scholes-Merton option-pricing formula, see Note 14 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2014.

The exercise price of a stock option will be greater than or equal to the NYSE closing price of our common stock on the date the stock option is awarded. Stock options will be exercisable as determined by the C&B Committee and specified in an award agreement; however, no stock option is exercisable after 10 years after the date of grant. Unless otherwise determined by the C&B Committee and specified in an award agreement, if (i) a grantee ceases to be an employee for any reason other than cause, death, disability or qualified retirement (with respect to grants prior to 2014 only), all unvested options are forfeited and all vested options immediately become exercisable and remain exercisable until the earlier of (A) 90 days after the date of such cessation or (B) the expiration date of such stock options, (ii) we terminate a grantee’s employment for cause, all unexercised options are forfeited, (iii) a grantee dies or becomes disabled, all unexercised options immediately become exercisable and remain exercisable until the earlier of (A) one year after the date of death or disability or (B) the expiration date of such stock options, (iv) a grantee becomes retirement eligible (with respect to grants prior to 2014 only), all unexercised options immediately become exercisable and remain exercisable until the expiration date of such stock options, or (v) a grantee ceases to be a non-employee director, all unvested options are forfeited and all vested options immediately become exercisable and remain exercisable until the expiration date of such stock options, except in the event of the grantee’s death, in which case, the options shall remain exercisable until the earlier of (A) six months after the grantee’s death or (B) the expiration date of such stock options. In addition, if a change in control of us occurs, all unexercised options immediately become exercisable and remain exercisable until the expiration date of such stock options. The exercise price for a stock option must be paid in full at the time of exercise. Payment must be made in cash or, subject to the approval of the C&B Committee, in shares of our common stock valued at their fair market value, or a combination thereof. Any taxes required to be withheld must also be paid at the time of exercise. An optionee may enter into an agreement with a brokerage firm acceptable to us whereby the optionee will simultaneously exercise the stock option and sell the shares acquired thereby and the brokerage firm executing the sale will remit to us from the proceeds of sale the exercise price of the shares as to which the stock option has been exercised as well as the required amount of withholding. Stock option awards may not be granted with dividend equivalent rights.

All stock options ever granted to our NEOs have a 10-year term with an exercise price equal to the NYSE closing price of our common stock on the date the stock option is awarded. All stock options granted to our NEOs since 2004 vest over a three-year period, with one-third becoming exercisable on each of the first, second and third anniversaries of the grant date unless forfeited or earlier vested in accordance with their terms.

Timing of Grants

The C&B Committee has historically granted annual compensation-related stock options, time-based units or performance-based units during the first quarter of each year upon conclusion of its analysis of executive compensation with respect to the preceding year, and the timing of the C&B Committee’s stock option grants to our NEOs has been historically consistent with the timing of stock option grants to other employees. The C&B Committee decided to defer the awarding of 2013 long-term equity incentive compensation to our NEOs until after the 2013 Annual Meeting in May 2013 so that it could consider the results of our shareholders’ vote on the Equity Plan when granting those awards. In 2014 and 2015, the C&B Committee decided again to wait to grant equity awards to our NEOs and other employees until after the Annual Meeting so that it could consider the results of our shareholders’ say-on-pay vote prior to granting those awards. The C&B Committee generally grants stock options from time to time in connection with the hiring, promotion or retention of employees, and it has in the past, and may in the future, grant time-based units or performance-based units in connection with such events. The C&B Committee may also consider grants at such other times as it may deem appropriate.

Dividends

We paid quarterly dividends of $0.05625 per share on each time-based unit through June 2012, at which time we ceased paying any dividends on our common stock. The dividends were paid at the same times and in the same amounts as dividends paid to the other holders of our common stock and were taken into consideration when determining the values of the time-based units shown previously in the Summary Compensation Table and in the Grants of Plan-Based Awards Table.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding the numbers and values of unexercised stock options and time-based units and performance-based units not vested as of December 31, 2014, in each case held by our NEOs on December 31, 2014. The market value of non-vested time-based units and performance-based units is based on the NYSE closing price of our common stock on December 31, 2014.

Outstanding Equity Awards at Fiscal Year-End 2014

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
H. Baird Whitehead	13,332	(1)			24.545	3/2/15	81,189	(2)	542,343	83,206	(3)	1,192,196	(4)
	8,738	(5)			31.535	2/26/16				146,639	(6)	2,936,697	(7)
	10,864	(8)			35.205	2/26/17				41,385	(9)	138,226	(10)
	37,991	(11)			42.270	2/21/18
	92,011	(12)			15.060	2/24/19
	41,182	(13)			24.380	2/23/20
	84,688	(14)			17.140	2/16/21
			18,134	(15)	5.670	2/15/22
	225,352	(16)			3.910	4/30/23
			70,055	(17)	16.320	5/5/24
Steven A. Hartman	8,000	(18)			24.545	3/2/15	134,164	(19)	896,216	40,147	(3)	575,232	(4)
	5,086	(20)			31.535	2/26/16				67,209	(6)	1,345,972	(7)
	5,308	(8)			35.205	2/26/17				17,179	(9)	57,378	(10)
	5,845	(11)			42.270	2/21/18
	10,745	(12)			15.060	2/24/19
	7,319	(13)			24.380	2/23/20
	15,000	(21)			23.370	5/10/20
	40,650	(14)			17.140	2/16/21
			8,750	(15)	5.670	2/15/22
	34,428	(22)	68,858	(23)	3.910	4/30/23
			29,079	(17)	16.320	5/5/24
John A. Brooks	5,332	(20)			31.535	2/26/16	169,599	(24)	1,132,921	25,765	(3)	369,162	(4)
	9,966	(8)			35.205	2/26/17				85,539	(6)	1,713,061	(7)
	15,586	(11)			42.270	2/21/18				23,425	(9)	78,240	(10)
	28,725	(25)			15.060	2/24/19
	23,256	(13)			24.380	2/23/20
	40,650	(14)			17.140	2/16/21
			5,616	(15)	5.670	2/15/22
			87,637	(23)	3.910	4/30/23
			39,654	(17)	16.320	5/5/24
Nancy M. Snyder	19,030	(20)			31.535	2/26/16	124,500	(26)	831,666	51,706	(3)	740,853	(4)
	19,804	(8)			35.205	2/26/17				61,099	(6)	1,223,623	(7)
	20,885	(11)			42.270	2/21/18				15,617	(9)	52,161	(10)
	49,596	(12)			15.060	2/24/19
	23,619	(13)			24.380	2/23/20
	57,588	(14)			17.140	2/16/21
			11,270	(15)	5.670	2/15/22
	31,298	(22)	62,598	(23)	3.910	4/30/23
			26,436	(17)	16.320	5/5/24

(1)	One-half of these options vested on each of March 3, 2007 and March 3, 2008.
(2)	Of these time-based units, 27,063 will vest on May 6, 2015, 27,063 will vest on May 6, 2016 and 27,063 will vest on May 6, 2017.
(3)	The performance period for one-third of these performance-based units expired or will expire on each of February 15, 2013, February 15, 2014 and February 15, 2015. All of these performance-based units will vest on February 15, 2015. Because Mr. Whitehead is retirement eligible under the Equity Plan, if his employment terminates for any reason other than cause prior to February 15, 2015, he will vest in all of the performance-based units earned as though he had remained employed through February 15, 2015.
(4)	The performance period for one-third of these performance-based units expired on February 15, 2013. The payout percentage for such performance period was 150% and the payout price was $4.55. The performance period for another one-third of these performance-based units expired on February 15, 2014. The payout percentage for such performance period was 200% and the payout price was $12.18. The performance period for the final one-third of these performance-based units expired on February 15, 2015. The payout percentage for such performance period was 200% and the payout price was $5.90. The market value of these performance-based units reflects the actual payout values of these performance units.
(5)	These options vested on February 27, 2009.
(6)	The performance period for one-third of these performance-based units expired or will expire on each of April 30, 2014, April 30, 2015 and April 30, 2016. All of these performance-based units will vest on April 30, 2016. Because Mr. Whitehead is retirement eligible under the Equity Plan, if his employment terminates for any reason other than cause prior to April 30, 2016, he will vest in all of the performance-based units earned as though he had remained employed through April 30, 2016.
(7)	The performance period for one-third of these performance-based units expired on May 1, 2014. The payout percentage for such performance period was 200% and the payout price was $16.68. The performance period for another one-third of these performance-based units will expire on May 1, 2015. The performance period for the final one-third of these performance-based units will expire on May 1, 2016. The market value of these performance-based units reflect (x) the actual payout value of one-third of these performance units and (y) an assumed payout value of two-thirds of these performance-based units, assuming a payout percentage of 200% and a payout price equal to the year-end 2014 price of $6.68.
(8)	One-third of these options vested on each of February 27, 2008, February 27, 2009 and February 27, 2010.
(9)	The performance period for one-third of these performance-based units expired or will expire on each of May 5, 2015, May 5, 2016 and May 5, 2017. All of these performance-based units will vest on May 5, 2017.
(10)	None of the performance periods for these performance-based units had expired by December 31, 2014. The market value of these performance-based units assume that all of these performance-based units payout at the threshold level of 50% at a payout price equal to the year-end 2014 price of $6.68.
(11)	One-third of these options vested on each of February 22, 2009, February 22, 2010 and February 22, 2011.
(12)	One-third of these options vested on each of February 25, 2010, February 25, 2011 and February 25, 2012.
(13)	One-third of these options vested on each of February 24, 2011, February 24, 2012 and February 24, 2013.
(14)	One-third of these options vested on each of February 17, 2012, February 17, 2013 and February 17, 2014.
(15)	These options vested on February 16, 2015.
(16)	These options vested on May 1, 2013.
(17)	One-third of these options vested on or will vest on each of May 6, 2015, May 6, 2016 and May 6, 2017.
(18)	One-third of these options vested on each of March 3, 2006, March 3, 2007 and March 3, 2008.
(19)	Of these time-based units, 6,687 vested on February 16, 2015, 46,888 will vest on May 1, 2015, 11,234 will vest on May 6, 2015, 46,888 will vest on May 1, 2016, 11,234 will vest on May 6, 2016 and 11,233 will vest on May 6, 2017.
(20)	One-third of these options vested on each of February 27, 2007, February 27, 2008 and February 27, 2009.
(21)	One-third of these options vested on each of May 11, 2011, May 11, 2012 and May 11, 2013.
(22)	These options vested on May 1, 2014.
(23)	One-half of these options vested on or will vest on each of May 1, 2015 and May 1, 2016.
(24)	Of these time-based units, 4,291 vested on February 16, 2015, 59,676 will vest on May 1, 2015, 15,319 will vest on May 6, 2015, 59,676 will vest on May 1, 2016, 15,319 will vest on May 6, 2016 and 15,318 will vest on May 6, 2017.
(25)	One-half of these options vested on each of February 25, 2011 and February 25, 2012.
(26)	Of these time-based units, 8,612 vested on February 16, 2015, 42,626 will vest on May 1, 2015, 10,213 will vest on May 6, 2015, 42,625 will vest on May 1, 2016, 10,212 will vest on May 6, 2016 and 10,212 will vest on May 6, 2017.

Stock Option Exercises and Vesting of Restricted Stock Units

The following table sets forth the number of shares of our common stock acquired, and the values realized, by our NEOs upon the exercise of stock options or the vesting of time-based units during 2014:

Option Exercises and Stock Vested in 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)

H. Baird Whitehead	36,270	314,356	0		0

Steven A. Hartman	25,550	166,684	59,409	(1)	922,668

John A. Brooks	55,048	567,073	63,968	(2)	1,025,270

Nancy M. Snyder	22,538	210,676	59,504	(3)	909,121

(1)	Represents shares of our common stock acquired upon the vesting of time-based units:

Vesting Date	Shares (#)	Market Price ($)	Market Value ($)
February 16, 2014	6,687	12.80	85,594
February 17, 2014	5,834	12.80	74,675
May 1, 2014	46,888	16.26	762,399

(2)	Represents shares of our common stock acquired upon the vesting of time-based units:

Vesting Date	Shares (#)	Market Price ($)	Market Value ($)
February 16, 2014	4,292	12.80	54,938
May 1, 2014	59,676	16.26	970,332

(3)	Represents shares of our common stock acquired upon the vesting of time-based units:

Vesting Date	Shares (#)	Market Price ($)	Market Value ($)
February 16, 2014	8,613	12.80	110,246
February 17, 2014	8,265	12.80	105,792
May 1, 2014	42,626	16.26	693,083

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2014 regarding the stock options outstanding and securities issued and to be issued under our equity compensation plans approved by the our shareholders. We do not have any equity compensation plans which were not approved by our shareholders.

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by shareholders	3,094,016	16.89	2,899,309
Equity compensation plans not approved by shareholders	N/A	N/A	N/A

Nonqualified Deferred Compensation

The following table sets forth certain information regarding compensation deferred by our NEOs under our Supplemental Employee Retirement Plan:

2014 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($)	Aggregate Earnings (Loss) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (2)
H. Baird Whitehead	0	0	88,840	0	2,114,669
Steven A. Hartman	0	0	0	0	0
John A. Brooks	0	0	67,803	0	362,553
Nancy M. Snyder	0	0	61,412	0	1,368,454

(1)	All of these amounts are included in the amounts of salary and bonus for 2014 reported in the Summary Compensation Table.
(2)	Except with respect to aggregate contributions by us of $21,906 on behalf of Mr. Whitehead in 2001 and 2002, these amounts reflect only salaries and bonuses paid to our NEOs and earnings on those salaries and bonuses. All such salary and bonus amounts were previously reported as compensation to our NEOs in the Summary Compensation Table.

The Penn Virginia Corporation Supplemental Employee Retirement Plan, or the “SERP,” allows all of our and our affiliates’ employees whose salaries exceeded $175,000 in 2014 to defer receipt of up to 100% of their salary, net of their salary deferrals under our 401(k) Plan, and up to 100% of their annual cash bonuses. All deferrals under the SERP are credited to an account maintained by us and are invested by us, at the employee’s election, in our common stock or in certain mutual funds made available by us and selected by the employee. Since all amounts deferred under the SERP consist of previously earned salary or bonus, all SERP participants are fully vested at all times in all amounts credited to their accounts. Amounts held in a participant’s account will be distributed to the participant on the earlier of the date on which such participant’s employment terminates or there occurs a change of control of us, unless earlier distributed in accordance with the terms of the SERP. We are not required to make any contributions to the SERP. Since we established the SERP in 1996, we have contributed an aggregate of $43,816 in 2001 and 2002 to the SERP in connection with offers of employment to Mr. Whitehead and another former executive officer, but have made no other contributions to the SERP.

We have established a rabbi trust to fund the benefits payable under the SERP. Other than the $43,816 of Company contributions described above, the assets of the rabbi trust consist of the cash amounts of salary and bonus already earned and deferred by our NEOs and other employees under the SERP and the securities in which those amounts have been invested. Assets held in the rabbi trust are designated for the payment of benefits under the SERP and are not available for our general use. However, the assets held in the rabbi trust are subject to the claims of our general creditors, and SERP participants may not be paid in the event of our insolvency.

Change-in-Control Arrangements

The C&B Committee and we believe that our senior management and other key employees are a primary reason for our success and that it is important for us to protect them in the event of certain circumstances upon a change of control. We compete for executive talent in a highly competitive market in which companies routinely offer similar benefits to senior executives. We believe that, by providing change of control protection, our executive officers will be able to evaluate objectively every Company opportunity, including a change of control, that may likely result in the termination of their employment, without the distraction of personal considerations. It allows them to focus on the negotiations during such a transaction when we would require thoughtful leadership to ensure a successful outcome. For these reasons, we have entered into change of control severance agreements with our executive officers that entitle them to the benefits described below. As noted below, our change in control severance benefits are not triggered unless employment is terminated or adversely changed in a significant manner, and we do not pay tax gross ups in the event of a change of control. We believe that the change in control severance benefits described below provide important protection to our executive officers, are consistent with the practices of our peer companies and are appropriate for the retention of executive talent.

Executive Change of Control Severance Agreements

We have entered into an Executive Change of Control Severance Agreement, referred to as an “Executive Severance Agreement,” with each of Messrs. Whitehead, Hartman and Brooks and Ms. Snyder containing the terms and conditions described below. Messrs. Whitehead and Hartman and Ms. Snyder entered into their Executive Severance Agreements on December 20, 2012, and Mr. Brooks entered into his Executive Severance Agreement on January 29, 2013.

Term.    Each Executive Severance Agreement has a two-year term, which is automatically extended for consecutive one-day periods until terminated by notice from us. If such notice is given, the Executive Severance Agreement will terminate two years after the date of such notice.

Triggering Events.    Each Executive Severance Agreement provides severance benefits to the NEO upon the occurrence of two events, or the “Executive Dual Triggering Events.” Specifically, if a change of control of us occurs and, within two years after the date of such change of control, either (a) we terminate the NEO’s employment for any reason other than for cause or the NEO’s inability to perform his or her duties for at least 180 days due to mental or physical impairment or (b) the NEO terminates his or her employment due to a material reduction in his or her authority, duties, title, status or responsibility, a greater than 5% reduction in his or her base salary, a discontinuation of a material incentive compensation plan in which he or she participated, our failure to obtain an agreement from our successor to assume his or her Executive Severance Agreement or the relocation by more than 100 miles of our office at which he or she was working at the time of the change of control, then the NEO will receive the change of control severance payments and other benefits described below.

Change of Control Severance Benefits.    Upon the occurrence of the Executive Dual Triggering Events, the NEO will receive a lump sum, in cash, of an amount equal to three times the sum of the NEO’s annual base salary plus the highest cash bonus paid to him or her during the two-year period prior to termination, subject to reduction as described below under “Excise Taxes.” In addition, all options to purchase shares of our common stock then held by the NEO will immediately vest and will remain exercisable for remainder of the options’ respective terms and all other outstanding equity awards held by the NEO will immediately vest and all restrictions will lapse and we will promptly deliver any cash or stock payable thereunder. We will also provide certain health and dental benefit related payments to the NEO as well as certain outplacement services.

Excise Taxes.    The Executive Severance Agreements do not include “gross up” benefits to cover excise taxes. If our independent registered public accounting firm determines that any payments to be made or benefits to be provided to the NEO under his or her Executive Severance Agreement would result in him or her being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, such payments or benefits will be reduced to the extent necessary to prevent him or her from being subject to such excise tax.

Restrictive Covenants and Releases.    Each Executive Severance Agreement prohibits the NEO from (a) disclosing, either during or after his or her term of employment, confidential information regarding us or our affiliates and (b) until two years after the NEO’s employment has ended, soliciting or diverting business from us or our affiliates. Each Executive Severance Agreement also requires that, upon payment of the severance benefits to the NEO, the NEO and the Company release each other from all claims relating to the NEO’s employment or the termination of such employment.

Estimated Payments

The following table sets forth the estimated aggregate payments to our NEOs under their respective Executive Severance Agreements assuming that the Executive Dual Triggering Events occurred on December 31, 2014:

Name of Executive Officer	Salary and Bonus ($) (1)	Accelerated Vesting of Restricted Stock and Units ($)	Other Benefits ($) (2)	Total Estimated Severance Payment ($)
H. Baird Whitehead	2,983,225	4,247,949	97,101	7,328,275
Steven A. Hartman	1,811,618	1,927,681	113,439	3,852,738
John A. Brooks	1,753,989	2,281,334	113,439	4,148,762
Nancy M. Snyder	1,785,000	1,874,294	64,846	3,724,140

(1)	The amounts reflected in the Salary and Bonus column were reduced to prevent Messrs. Whitehead, Hartman and Brooks] from being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. But for such reduction, the amount reflected in the Salary and Bonus column for Messrs. Whitehead, Hartman and Brooks would have been $3,600,000, $1,845,000 and $2,025,000.
(2)	Other benefits include medical and dental insurance-related payments and the value of outplacement services.

Change of Location Severance Arrangement

On December 20, 2012, we entered into an Amended and Restated Change of Location Severance Agreement, referred to as the “Change of Location Agreement,” with Ms. Snyder. Pursuant to the Change of Location Agreement, we agreed that, in the event of the relocation of our executive offices by more than 50 miles, Ms. Snyder may elect to receive the severance benefits described above in “Executive Change of Control Severance Agreements,” except that only a pro rata portion of Ms. Snyder’s equity awards will vest.

Employment Retention Agreement

On August 9, 2011, we entered into an Employment Retention Agreement, referred to as the “Employment Retention Agreement,” with Mr. Brooks. Pursuant to the Employment Retention Agreement, we agreed to pay Mr. Brooks $175,000 in the event that he was still employed by us on second anniversary of the Employment Retention Agreement. In August 2013, we paid Mr. Brooks $175,000 less applicable taxes in satisfaction of our obligations under the Employment Retention Agreement.

Compensation Committee Interlocks and Insider Participation

During 2014, Messrs. Clarke, Garrett, Krablin and Wright served on the Compensation and Benefits Committee. None of these members is a former or current officer or employee of us or any of our subsidiaries or had any relationship requiring disclosure under Item 404 of Regulation S-K, “Transactions with Related Persons, Promoters and Certain Control Persons.” In 2014, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Board or the Compensation and Benefits Committee.

TRANSACTIONS WITH RELATED PERSONS

We have not entered into any transaction since January 1, 2014 requiring disclosure under Item 404 of Regulation S-K, “Transactions with Related Persons, Promoters and Certain Control Persons.”

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has appointed KPMG as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2015. Shareholders are being asked to ratify the appointment of KPMG at the Annual Meeting under Proposal No. 3. A representative of KPMG is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and to be available to respond to appropriate questions.

Audit Fees

In connection with the audits of our financial statements and internal control over financial reporting, or “ICFR,” for 2014, we entered into an agreement with KPMG which sets forth the terms by which KPMG will perform audit services for us. That agreement provides for alternative dispute resolution procedures. The following table shows fees for services rendered by KPMG for the audit of our consolidated financial statements for 2014 and 2013, the audit of our ICFR for 2014 and 2013 and other services rendered by KPMG:

	2014	2013
Audit Fees (1)	$1,165,030	$1,112,800
Audit-Related Fees (2)	6,000	6,000
Tax Fees (3)	—	—
All Other Fees	—	—

Total Fees	$1,171,030	$1,118,800

(1)	Audit fees consist of fees for the audit of our consolidated financial statements, the audit of our ICFR and consents for registration statements and comfort letters related to public offerings. Also included in audit fees are reimbursements of travel-related expenses.
(2)	Audit-related fees consist of fees pertaining to debt compliance letters issued by KPMG for our revolving credit facility.
(3)	Tax fees consist of fees for a review of a federal income tax refund application.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit, audit-related and non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee may also pre-approve particular services on a case-by-case basis. Our independent registered public accounting firm is required to periodically report to the Audit Committee regarding the extent of services provided by our independent registered public accounting firm in accordance with such pre-approval. The Audit Committee may also delegate pre-approval authority to one or more of its members. Such member(s) must report any decisions to the Audit Committee at the next scheduled meeting. All services rendered for us by KPMG in 2014 were pre-approved by the Audit Committee.

Audit Committee Report

Under the rules established by the SEC, we are required to provide certain information about the Company’s independent registered public accounting firm and the Company’s financial statements for its most recently ended fiscal year. The Audit Committee of the Board is furnishing the following report in fulfillment of the SEC’s requirements.

As discussed above under the heading “Corporate Governance—Committees of the Board—Audit Committee,” the responsibilities of the Audit Committee include recommending that the Company’s financial statements be included in its Annual Report on Form 10-K. The Audit Committee took a number of steps in making this recommendation for the fiscal year ended December 31, 2014. First, the Audit Committee reviewed and discussed with the Company’s management and KPMG, the Company’s independent registered public accounting firm for 2014, the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2014. Second, the Audit Committee discussed with KPMG the matters required to be discussed by Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board, including information regarding the scope and results of the audit. These discussions were intended to assist the Audit Committee in overseeing the Company’s financial reporting and disclosure process. Finally, the Audit Committee received the written disclosures and the letter from KPMG required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has also discussed with KPMG its independence. Through its discussions with KPMG and management, including discussions with KPMG and management regarding the financial statements, discussions with KPMG regarding the scope and results of the audit and KPMG’s independence and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s 2014 Annual Report on Form 10-K to be filed with the SEC.

Audit Committee

Gary K. Wright (Chairman)

John U. Clarke

Steven W. Krablin

Marsha R. Perelman

MISCELLANEOUS

Shareholder Proposals

We plan to hold our 2016 Annual Meeting of Shareholders on or about May 4, 2016. Any shareholder who wishes to submit a proposal for consideration at our 2016 Annual Meeting of Shareholders, and who wishes to have such proposal included in our proxy statement, must comply with the provisions of Rule 14a-8 of the proxy rules of the SEC and must deliver such proposal in writing to our Corporate Secretary at our principal executive offices in Radnor, Pennsylvania, not later than December 8, 2015.

Our Bylaws prescribe the procedures that a shareholder must follow to nominate directors for election at an annual meeting of shareholders or to bring other business before an annual meeting (other than matters that have been included in our proxy statement for such meeting). The Chairman of the meeting may refuse to acknowledge the nomination of any person as a director or any other proposal by a shareholder not made in compliance with these procedures. The following summary of these procedures is qualified by reference to our Bylaws, a copy of which may be obtained, without charge, upon written request to Penn Virginia Corporation, Attention: Corporate Secretary, Four Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, Pennsylvania 19087.

Our Bylaws require that to have a proposal voted upon at the 2016 Annual Meeting of Shareholders, including a proposal relating to nominations for the elections of directors, the proposing shareholder must have delivered in writing to the Company (a) notice of such proposal by not later than February 7, 2016 or earlier than November 9, 2015, (b) if the proposal relates to a change to our Articles of Incorporation or Bylaws, the text of any such change and an opinion of counsel to the effect that neither the Articles of Incorporation nor Bylaws resulting from such proposal would be in conflict with Virginia law, (c) evidence of such shareholder’s status as such and of the number of shares beneficially owned by such shareholder and (d) a list of the names and addresses of any other beneficial owners with whom such shareholder is acting in concert and the number of shares owned by them.

Director Nominations

If you wish to nominate a director for election at our 2016 Annual Meeting of Shareholders, you must follow the procedures set forth under “Shareholder Proposals.” In addition, any such nomination must be received by our Corporate Secretary by February 7, 2015 and must include the following information: (a) the name and address of the shareholder who intends to make the nomination, (b) with respect to each proposed nominee, all information that would be required to be provided in a proxy statement prepared in accordance with SEC Regulation 14A and (c) a notarized affidavit executed by each proposed nominee to the effect that, if elected as a member of the Board, such proposed nominee will serve and is eligible for such election. Only candidates nominated by shareholders for election as a member of the Board in accordance with the Bylaw provisions summarized herein will be eligible to be nominated for election as a member of the Board at our 2016 Annual Meeting of Shareholders, and any candidate not nominated in accordance with such provisions will not be considered or acted upon for election as a director at such meeting of shareholders.

In addition, as a shareholder, you may recommend nominees for consideration by the Board’s Nominating and Governance Committee. The Nominating and Governance Committee will accept recommendations of director candidates throughout the year and may, in its discretion, consider such director nominees, but it is not obligated to do so.

Other Matters

We know of no matters which are to be presented for consideration at the Annual Meeting other than those specifically described in the Notice of Annual Meeting. If any other matters properly come before the Annual Meeting, however, it is the intention of the persons designated as proxies to vote on them in accordance with their best judgment.

Annual Report and Form 10-K

We are sending a copy of our 2014 Annual Report to shareholders along with the proxy materials, but such Annual Report is not part of the proxy materials. The Annual Report contains a copy of our Annual Report on Form 10-K (without exhibits) as filed with the SEC.

We are permitted by SEC regulations to deliver a single Annual Report or Proxy Statement to any household at which two or more registered shareholders have the same last name and address, unless we have received instructions to the contrary from one or more of the shareholders. We will continue to include a separate proxy card for each registered shareholder account.

We will deliver promptly, upon written or oral request, a separate copy of our 2014 Annual Report or this Proxy Statement, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered. The shareholder should send a written request to Investor Relations, Penn Virginia Corporation, Four Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, Pennsylvania 19087, or call us at (610) 687-8900, if the shareholder (i) wishes to receive a separate copy of our 2014 Annual Report or this Proxy Statement; (ii) would like to receive separate copies of those materials for future meetings; or (iii) is sharing an address and wishes to request delivery of a single copy of Annual Reports or Proxy Statements if the shareholder is now receiving multiple copies of Annual Reports or Proxy Statements.

Notice of Internet Availability of Proxy Materials

Important notice regarding the availability of proxy materials for the Shareholder Meeting to be held on May 7, 2015.

This Proxy Statement, the proxy card and our 2014 Annual Report are available at http://www.pennvirginia.com/annualmeeting.

By Order of the Board of Directors

Nancy M. Snyder

Corporate Secretary

April [•], 2015

Appendix A

	Year ended December 31,
Reconciliation of GAAP “Net loss from continuing operations” to Non- GAAP “EBITDAX”	2014	2013
	(in thousands)
Net loss from continuing operations	$(409,592)	$(143,070)
Adjustments to net loss:
Non-consolidated net income, net of cash dividends received	—	—
Extraordinary loss (gain)	—	—
Loss (gain) on sale of assets	(120,769)	266
Loss (gain) on purchase or sale of equity	—	—
Loss on extinguishment of debt	—	29,174
Derivative loss (gain), net of cash settlements received (paid)	(169,636)	19,810
Loss (gain) attributable to write-ups or write-downs of assets	—	—
Cumulative pro forma effect of acquisitions and divestitures	—	26,256
Interest expense	88,831	78,841
Income tax benefit	(131,678)	(77,696)
Depreciation, depletion and amortization	300,299	245,594
Exploration	17,063	20,994
Impairments	791,809	132,224
Acquisition transaction expenses	—	2,587
Other non-cash expenses (share-based compensation)	3,627	5,781
Other (loss on firm transportation commitment and related accretion)	1,301	1,674

EBITDAX	$371,255	$342,435

A-1

PENN VIRGINIA CORPORATION FOUR RADNOR CORPORATE CENTER, SUITE 200 100 MATSONFORD ROAD RADNOR, PA 19087

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors		For	Against	Abstain

01	John U. Clarke		☐	☐	☐

4     To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2015.

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

								For ☐	Against ☐	Abstain ☐
02	Edward B. Cloues, II		☐	☐	☐
03	Steven W. Krablin		☐	☐	☐
04	Marsha R. Perelman		☐	☐	☐
05	H. Baird Whitehead		☐	☐	☐
06	Gary K. Wright		☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.			For	Against	Abstain
2	To hold an advisory vote on executive compensation.		☐	☐	☐

3	Amendment to Articles of Incorporation.		☐	☐	☐
For address change/comments, mark here. (see reverse for instructions)					☐
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com .

PENN VIRGINIA CORPORATION

Four Radnor Corporate Center, Suite 200

100 Matsonford Road

Radnor, Pennsylvania 19087

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Steven A. Hartman and H. Baird Whitehead as Proxies, and each or either of them, with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side, all shares of Common Stock of Penn Virginia Corporation held of record by the undersigned on March 12, 2015, at the Annual Meeting of Shareholders to be held on May 7, 2015, or at any adjournment thereof.

A proxy that is properly completed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and return a proxy, but do not indicate any contrary voting instructions, your shares will be voted “FOR” all nominees listed in proposal 1, “FOR” proposals 2, 3 and 4 and in accordance with the discretion of the holders of the proxy with respect to any other business that may properly come before the Annual Meeting or any adjournment or postponement.

  Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side